Exhibit 99.1

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

NGL Energy Partners LP, the sole member of High Sierra Energy GP, LLC

We have audited the accompanying consolidated balance sheets of High Sierra Energy GP, LLC and subsidiaries (collectively, the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2011.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of High Sierra Energy GP, LLC and subsidiaries as of December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Denver, Colorado

September 4, 2012

High Sierra Energy GP, LLC and Subsidiaries

Consolidated Balance Sheets

	Audited		Unaudited
	as of		as of
	December 31,		March 31,
	2011	2010	2012
	(in thousands)
Assets
Current assets
Cash and cash equivalents ($29 at December 31, 2010(1))	$20,187	$18,671	$11,828
Accounts receivable, net
Trade ($29,716 at December 31, 2012(1))	266,806	212,667	299,547
Affiliate	476	—	819
Inventory, net ($7,140 at December 31, 2010(1))	94,971	59,272	77,831
Fair value of derivative instruments	4,481	2,327	5,946
Prepaids and other current assets ($3,227 at December 31, 2010(1))	15,759	20,301	15,395
Assets of operations held for sale	8,667	178,310	3,055
Total current assets	411,347	491,548	414,421

Property, plant and equipment, net	118,445	89,689	122,077
Goodwill	111,314	67,009	111,314
Other intangible assets, net	29,806	18,650	27,803
Other long-term assets	9,352	559	8,521
Total non-current assets	268,917	175,907	269,715
Total assets	$680,264	$667,455	$684,136

Liabilities and equity
Current liabilities
Borrowings under lines of credit ($8,374 at December 31, 2010(1))	$—	$23,090	$—
Current portion of debt	11,315	525	11,085
Accounts payable
Trade ($20,296 at December 31, 2010(1))	297,522	216,070	318,463
Affiliates	6,732	935	7,951
Accrued liabilities and other ($3,069 at December 31, 2010(1))	25,787	22,056	17,127
Fair value of derivative instruments	1,451	1,199	1,580
Liabilities of operations held for sale	376	113,370	369
Total current liabilities	343,183	377,245	356,575
Long-term debt, net of current portion	104,088	29,022	101,369
Other long-term liabilities	4,726	4,584	4,560
Total non-current liabilities	108,814	33,606	105,929
Total liabilities	451,997	410,851	462,504

Commitments and contingencies

Equity
Members’ equity in High Sierra Energy GP, LLC	5,728	5,567	5,596
Noncontrolling common limited partner interests in High Sierra Energy, LP	221,036	222,105	214,811
Noncontrolling subordinated limited partner interests in High Sierra Energy, LP	876	845	708
Noncontrolling interests in subsidiaries of High Sierra Energy, LP	607	28,067	497
Accumulated other comprehensive income	20	20	20
Total equity	228,267	256,604	221,632
Total liabilities and equity	$680,264	$667,455	$684,136

(1) Amounts in parentheses represent consolidated amounts attributable to a former variable interest entity.

The accompanying notes are an integral part of these consolidated financial statements.

High Sierra Energy GP, LLC and Subsidiaries

Consolidated Statements of Operations

	Audited for the			Unaudited for the Three
	Years Ended December 31,			Months Ended March 31,
	2011	2010	2009	2012	2011
	(in thousands)
Revenues
Product, transportation, fees and other	$2,981,821	$2,144,674	$1,648,512	$796,974	$654,988
Unrealized gains (losses) on commodity derivative instruments	4,917	(3,919)	88	1,194	872
Total revenues	2,986,738	2,140,755	1,648,600	798,168	655,860
Operating costs and expenses
Product and transportation expenses	2,856,010	2,050,159	1,523,605	760,646	633,852
Operating expenses	48,976	34,644	43,354	15,393	9,252
General and administrative expenses	22,116	20,224	23,971	8,408	4,837
Gain on sale of assets	(436)	(851)	(453)	(48)	(22)
Depreciation and amortization expense	21,066	17,905	18,144	5,584	4,614
Total operating costs and expenses	2,947,732	2,122,081	1,608,621	789,983	652,533
Operating income	39,006	18,674	39,979	8,185	3,327
Other income (expense)
Interest income	26	25	226	12	67
Interest expense	(10,043)	(5,769)	(6,023)	(2,791)	(1,750)
Loss from equity method investments	—	(1,454)	(2,436)	—	—
Other income (expense), net	3,310	(372)	2,753	8	(181)
Income from continuing operations before income taxes	32,299	11,104	34,499	5,414	1,463
Income tax expense (benefit)	(903)	(1,568)	2,118	338	1,215
Income from continuing operations	33,202	12,672	32,381	5,076	248
Discontinued operations
Income (loss) from discontinued operations, net	(3,133)	(24,649)	(51,120)	(5,582)	2,483
Loss on disposal of discontinued operations, net	(6,350)	(3,913)	—	(1,654)	—
Income (loss) from discontinued operations, net	(9,483)	(28,562)	(51,120)	(7,236)	2,483
Net income (loss)	$23,719	$(15,890)	$(18,739)	$(2,160)	$2,731

Net income (loss) attributable to members’ equity in High Sierra Energy GP, LLC	$429	$63	$987	$(39)	$26
Net income (loss) attributable to noncontrolling common limited partner interests in High Sierra Energy, LP	21,111	(17,168)	(25,224)	(2,151)	1,284
Net income (loss) attributable to noncontrolling interests in subsidiaries of High Sierra Energy, LP	2,179	1,215	5,498	30	1,421
Net income (loss)	$23,719	$(15,890)	$(18,739)	$(2,160)	$2,731

Income (loss) from continuing operations attributable to members’ equity in High Sierra Energy GP, LLC	$614	$525	$2,008	$106	$4
Income (loss) from continuing operations attributable to noncontrolling common limited partner interests in High Sierra Energy, LP	30,223	5,450	24,789	4,940	216
Income (loss) from continuing operations attributable to noncontrolling interests in subsidiaries of High Sierra Energy, LP	2,365	6,697	5,584	30	28
Income (loss) from continuing operations	$33,202	$12,672	$32,381	$5,076	$248

Income (loss) from discontinued operations attributable to members’ equity in High Sierra Energy GP, LLC	$(185)	$(462)	$(1,021)	$(145)	$22
Income (loss) from discontinued operations attributable to noncontrolling common limited partner interests in High Sierra Energy, LP	(9,112)	(22,618)	(50,013)	(7,091)	1,068
Income (loss) from discontinued operations attributable to noncontrolling interests in subsidiaries of High Sierra Energy, LP	(186)	(5,482)	(86)	—	1,393
Income (loss) from discontinued operations	$(9,483)	$(28,562)	$(51,120)	$(7,236)	$2,483

The accompanying notes are an integral part of these consolidated financial statements.

High Sierra Energy GP, LLC and Subsidiaries

Consolidated Statements of Equity

Years Ended December 31, 2011, 2010 and 2009 (audited)

and Three Months Ended March 31, 2012 (unaudited)

		Noncontrolling	Noncontrolling
		Common	Subordinated	Noncontrolling
	Members’	Limited Partner	Limited Partner	Interests	Accumulated
	Equity in	Interests in	Interests in	in Subsidiaries of	Other
	High Sierra	High Sierra	High Sierra	High Sierra	Comprehensive
	Energy GP, LLC	Energy, LP	Energy, LP	Energy, LP	Income	Total
Balance at January 1, 2009	$8,089	$290,617	$55	$7,962	$20	$306,743
Contributions	—	5	—	—	—	5
Contributions to variable interest entity	—	—	—	4,145	—	4,145
Distributions	(2,302)	(33,407)	—	(4,178)	—	(39,887)
Vesting of subordinated units	—	699	(699)	—	—	—
Common units issued for business combinations	—	15,696	—	—	—	15,696
Unit based awards, net	—	—	954	—	—	954
Comprehensive income						—
Net income (loss)	987	(25,224)	—	5,498	—	(18,739)
Total comprehensive income (loss)						(18,739)

Balance at December 31, 2009	$6,774	$248,386	$310	$13,427	$20	$268,917
Contributions	—	—	—	2,465	—	2,465
Distributions	(1,270)	(9,257)	—	(8,240)	—	(18,767)
Fair value of noncontrolling interest acquired(1)	—	—	—	19,200	—	19,200
Vesting of subordinated units	—	144	(144)	—	—	—
Unit based awards, net	—	—	679	—	—	679
Comprehensive income (loss)						—
Net income (loss)	63	(17,168)	—	1,215	—	(15,890)
Total comprehensive income (loss)						(15,890)

Balance at December 31, 2010	$5,567	$222,105	$845	$28,067	$20	$256,604
Contributions	—	10,010	—	—	—	10,010
Distributions	(268)	(6,589)	—	(2,829)	—	(9,686)
Noncontrolling interests acquired (2)	—	(24,245)	—	(11,701)	—	(35,946)
Noncontrolling interests sold(3)	—	—	—	(15,109)	—	(15,109)
Fair value of units reacquired in settlement	—	(1,986)	—	—	—	(1,986)
Vesting of subordinated and restricted units	—	630	(630)	—	—	—
Unit based awards, net	—	—	661	—	—	661
Comprehensive income (loss)						—
Net income (loss)	429	21,111	—	2,179	—	23,719
Total comprehensive income (loss)						23,719

Balance at December 31, 2011	$5,728	$221,036	$876	$607	$20	$228,267
Contributions	—	—	—	—	—	—
Distributions	(93)	(4,397)	—	(140)	—	(4,630)
Unit based awards, net	—	323	(168)	—	—	155
Comprehensive income (loss)						—
Net income (loss)	(39)	(2,151)	—	30	—	(2,160)
Total comprehensive income (loss)						(2,160)

Balance at March 31, 2012	$5,596	$214,811	$708	$497	$20	$221,632

(1) Fair value of acquired noncontrolling interest in Monroe Gas Storage Company, LLC.  See Note 4 — Business Combinations.

(2) Noncontrolling interests in Anticline and Petro Source Products acquired.  See Note 4 — Business Combinations.

(3) Noncontrolling interests in Asgard and Monroe sold in 2011.  See Note 5 — Discontinued Operations, Dispositions and Held for Sale.

The accompanying notes are an integral part of these consolidated financial statements.

High Sierra Energy GP, LLC and Subsidiaries

Consolidated Statements of Cash Flows

				Unaudited for the
	Audited for the Years Ended			Three Months Ended
	December 31,			March 31,
	2011	2010	2009	2012	2011
	(in thousands)
Cash flows from operating activities
Net income (loss)	$23,719	$(15,890)	$(18,739)	$(2,160)	$2,731
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	21,385	24,041	23,856	5,603	4,855
Bad debt expense (recovery)	1,152	1,871	1,254	(39)	(71)
Loss from equity method investments	—	1,454	2,436	—	—
Unit-based compensation	661	679	954	155	122
Change in fair value of derivative instruments, net	(4,373)	9,164	(1,740)	(959)	(2,313)
Gain on previously held equity investment of consolidated subsidiary	—	(5,436)	—	—	—
Gain on units reacquired in settlement	(1,986)	—	—	—	—
Loss on disposals of discontinued operations	6,350	3,913	—	1,654	—
Gain on sale of assets	(436)	(1,050)	(307)	(48)	(22)
Impairment of assets	—	20,000	47,366	5,393	—
Changes in assets and liabilities:
Accounts receivable	(49,836)	(40,182)	(52,370)	(33,445)	(36,766)
Inventory	(36,039)	(3,263)	(21,948)	17,160	(1,433)
Prepaids and other assets	13,521	(13,765)	23,429	(925)	847
Accounts payable, accrued liabilities and other	88,681	22,075	87,774	14,267	47,162
Net cash provided by operating activities	62,799	3,611	91,965	6,656	15,112
Cash flows from investing activities
Cash obtained upon consolidation of subsidiary	—	1,708	—	—	—
Cash paid for acquisitions of businesses and noncontrolling interests	(123,885)	—	—	—	(33,515)
(Increase) decrease in restricted cash	(2,961)	(1,579)	(500)	—	3,407
Investment in certificates of deposit	—	—	(10,000)	—	—
Proceeds upon redemption of certificates of deposit	—	2,000	8,000	—	—
Proceeds from disposals of discontinued operations	35,758	4,450	—	—	—
Investment in equity method investees	—	—	(23,274)	—	—
Proceeds from sale of assets	1,119	9,520	1,707	91	324
Purchases of property, plant and equipment	(33,070)	(17,262)	(11,757)	(7,451)	(8,005)
Net cash used in investing activities	(123,039)	(1,163)	(35,824)	(7,360)	(37,789)
Cash flows from financing activities
Borrowings on lines of credit	61,184	114,549	47,873	—	15,804
Repayments on lines of credit	(104,213)	(102,647)	(51,074)	—	(58,833)
Borrowings on notes payable	—	—	2,561	—	—
Payments of principal on notes payable	(1,030)	—	(5,247)	—	(2,605)
Borrowings on short-term notes and line of credit — PS Products	4,915	36,719	42,113	—	4,915
Repayments of short-term notes and line of credit — PS Products	(13,289)	(28,345)	(42,113)	—	(13,289)
Borrowings of long-term debt	145,079	—	1,237	—	72,500
Payments on long-term debt	(31,612)	(7,484)	(1,235)	(2,821)	(750)
(Increase) decrease in cash restricted for debt service	6,793	(6,793)	—	—	—
Refund (deposits) to collateralize letters of credit, net	3,215	(3,215)	—	—	3,215
Deferred financing fees for credit facilities	(11,022)	(65)	—	—	(5,130)
Distributions to non-controlling interest holders in subsidiaries of High Sierra Energy, LP	(2,829)	(8,240)	(4,178)	(140)	(2,609)
Contributions from non-controlling interest holders in subsidiaries of High Sierra Energy, LP	—	2,465	—	—	79
Partner contributions in variable interest entity capital	—	—	4,145	—	—
Payments to affiliate	(138)	(1,090)	(142)	—	(133)
Distributions to partners of High Sierra Energy, LP	(6,723)	(9,892)	(35,626)	(4,490)	(133)
Contributions from partners of High Sierra Energy, LP	10,010	—	5	—	—
Net cash provided by (used in) financing activities	60,340	(14,038)	(41,681)	(7,451)	13,031
Net (decrease) increase in cash and cash equivalents	100	(11,590)	14,460	(8,155)	(9,646)
Cash and cash equivalents, beginning of period	20,101	31,691	17,231	20,201	20,101
Cash and cash equivalents, end of period (including $14, $1,430, $0, $218 and $3,091 cash and cash equivalents of subsidiaries held for sale)	$20,201	$20,101	$31,691	$12,046	$10,455

Supplemental disclosure of cash and non-cash activities
Cash paid for interest, net of amount capitalized	$9,234	$8,817	$4,773	$1,793	$3,603
Cash paid for income taxes	—	308	974	—	—
Common units issued for business combinations	—	—	15,696	—	—

The accompanying notes are an integral part of these consolidated financial statements.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Note 1 — Organization and Basis of Presentation

Organization

High Sierra Energy GP, LLC is a Colorado limited liability company that was formed and commenced operations in 2004.  As used in these financial statements, the term “the Company” refers to High Sierra Energy GP, LLC and its subsidiaries, unless the context indicates otherwise.  The Company owns a 2% general partner interest in High Sierra Energy, LP (“HSE” or the “Partnership”), which is a Delaware limited partnership that was formed and began operations in 2004.  The Company also owns a 98% interest in High Sierra Shared Services, LLC, a Colorado limited liability company.  The Company has no significant revenue-generating operations other than its ownership interest in the Partnership.

The Partnership was formed in 2004 to operate similar to a Master Limited Partnership and conducts its operations through its primary operating subsidiaries, which have offices or facilities located in Colorado, Florida, Kansas, Oklahoma, Texas, Wyoming,  Minnesota, Illinois, New Mexico, Pennsylvania, Louisiana, North Dakota, and in the Province of Alberta, Canada.

The Partnership, through its subsidiaries, is engaged in identifying, acquiring, managing, and integrating revenue generating assets in the oil and gas industry, primarily in connection with the transportation, treatment and disposal of oil and natural gas wastewater and the transportation and marketing of crude oil and natural gas liquids.  The Partnership also leases well head compressor equipment under operating leases.

Basis of Consolidation and Presentation

High Sierra Energy GP, LLC consolidates all subsidiaries in which it has a controlling financial interest, including the Partnership.  All significant intercompany transactions have been eliminated.  The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The accompanying unaudited condensed consolidated financial statements as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 have been prepared in accordance with GAAP for interim consolidated financial information and in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).  The unaudited condensed consolidated financial statements include all adjustments that management considers necessary for a fair presentation of the financial position and results of operations for the interim periods presented.  Such adjustments consist only of normal recurring items, unless otherwise disclosed herein.  Accordingly, the unaudited condensed consolidated financial statements do not include all the information and notes required by GAAP for complete annual consolidated financial statements.  However, we believe that the disclosures made are adequate to make the information not misleading.  The results of operations for interim periods are not necessarily indicative of the results to be expected for a full year.

The accompanying consolidated financial statements include the Company, High Sierra Shared Services, LLC, the Partnership, and all of the Partnership’s controlled subsidiaries, which include: High Sierra Energy Operating, LLC (“Operating”), High Sierra Finance Corp., High Sierra Energy Marketing, LLC (“HS Marketing”), High Sierra Crude Oil and Marketing, LLC (“HSCOM”), Centennial Energy, LLC (“Centennial”) and its Canadian subsidiary Centennial Gas Liquids, ULC (“CGL”),  High Sierra Water Services, LLC (“HS Water”), High Sierra Water Holdings (“Water Holdings”), High Sierra Compression, LLC (“HS Compression”), High Sierra Water Services MidContinent, LLC (f/k/a/ National Coal County, LLC - “NCC”), High Sierra Transportation, LLC (“HS Transport”), Petro Source Transportation, LLC (“PS Transport”), High Sierra Ethanol, LLC (“Ethanol”), Greensburg Oil, LLC (d/b/a Nicholas Services — (“Nicholas”)), High Sierra Terminaling, LLC (“Terminaling”), High Sierra Monroe, LLC (“HS Monroe”), High Sierra Storage, LLC (“HS Storage”), and High Sierra Sertco, LLC (“Sertco”).  During 2010, Sierra Asphalt Roofing Company, LLC (“Sarco”) was merged into Terminaling.  In addition, Petro Source Products, LLC (“PS Products”), a prior variable interest entity in which the Partnership was the primary beneficiary, which was purchased in March 2011, is included in the consolidated financial statements (See Note 6 — Variable Interest Entity).

Investments in entities over which the Partnership has significant influence but not control are accounted for by the equity method and reported within long-term assets.  As more fully discussed in Note 4 — Business Combinations, HS Storage owned a 70% equity interest in Monroe Gas Storage Company, LLC (“Monroe”), a natural gas storage business, which was accounted for using the equity method of accounting until March 1, 2010.  On March 1, 2010, HS Monroe became the manager and operator of Monroe and as a result the Partnership began reporting Monroe on a consolidated basis as of that date until the sale of Monroe in May 2011.  The Partnership also owned a 50% equity interest in Bell Gas Gathering, LLC (“Bell Gas”), which was accounted for using the equity method of accounting until the sale of Bell Gas in 2009.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Noncontrolling Interests in Consolidated Subsidiaries

As the general partner of the Partnership, the Company has the right to control the Partnership.  The equity of the Partnership’s limited partners is reported as Noncontrolling limited partner interests in High Sierra Energy, LP in the accompanying Consolidated Balance Sheets and Consolidated Statements of Equity.

The Partnership has an 80% controlling interest in High Sierra Sertco, LLC (“Sertco”).  The Partnership had a 75% controlling interest in Asgard Energy, LLC (“Asgard”) until Asgard was sold in October 2011, a 60% controlling interest in AntiCline Disposal, LLC (“AntiCline”) until the purchase of all of Anticline’s membership interest not owned by the Partnership in March 2011, a 70% controlling interest in Monroe until Monroe was sold in May 2011 and a 75% interest in Redwood Resources Marketing, LLC (“Redwood”) until Redwood was dissolved in 2009.  In addition, until the purchase of all of PS Products’ membership interests in March 2011, although it did not directly own a membership interest in PS Products, the Partnership was the primary beneficiary in, and consolidated PS Products, as further discussed in Note 6 — Variable Interest Entity.  Interests in subsidiaries held by other parties are reported as Noncontrolling interests in the accompanying consolidated financial statements.  The noncontrolling interest amounts reported from 2012 relate to Sertco. The noncontrolling interest amounts reported for 2011 and 2010 relate to AntiCline, Asgard, Monroe, Sertco, and PS Products.  The noncontrolling interest amounts reported for 2009 relate to AntiCline, Asgard, Sertco, PS Products and Redwood.

During 2009, among other changes as more fully described in Note 12 — Goodwill and Intangible Assets, the Partnership’s interest in AntiCline decreased from 75% to 60% as provided for in AntiCline’s Amended and Restated Limited Liability Company Agreement, as amended, due to the attainment of certain technological and operational criteria with Anticline’s discharge water treatment plant.  As more fully described in Note 13 —Investments in Unconsolidated Affiliate, the Partnership’s interest in Monroe increased to 70% from 50% during 2009 as a result of additional cash investments by the Partnership.

Discontinued Operations and Held for Sale

During 2011, the Partnership committed to a plan to sell its interests in Terminaling, and completed the sale of its membership interests in Asgard and Monroe.  During 2010, as more fully described in Note 5 — Discontinued Operations, Dispositions and Held for Sale, the Partnership adopted plans to sell its interests in Asgard, NCC and Monroe, and completed the sale of certain assets of Ethanol and NCC.  As a result, assets and liabilities of Asgard, Terminaling and Monroe are reported within Assets of operations held for sale and Liabilities of operations held for sale at the lower of their carrying values or fair value less estimated costs to sell in the Consolidated Balance Sheets.  The operating results of Asgard, Ethanol, NCC, Monroe and Terminaling, and the combined net loss on the disposals of Asgard, Ethanol, NCC and Monroe are reported within Discontinued Operations in the accompanying Consolidated Statements of Operations.  Terminalling was sold in May 2012. See Note 5 — Discontinued Operations.

Merger with NGL Energy Partners

On June 19, 2012, High Sierra Energy GP, LLC completed a merger with NGL Energy Holdings LLC whereby High Sierra Energy GP, LLC became a wholly-owned subsidiary of NGL Energy Holdings LLC.  Concurrent with this merger, High Sierra Energy, LP completed a merger with NGL Energy Partners LP, whereby High Sierra Energy, LP became a wholly-owned subsidiary of NGL Energy Partners LP.

Note 2 — Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses for the reporting period.  Significant estimates are made with respect to, among other things, determining the fair value of derivative instruments; evaluating impairments of long-lived assets, intangible assets, goodwill and equity investments; determining the fair value of net assets resulting from business combinations, including previously held equity interests and noncontrolling interests; determining the fair value of assets and liabilities held for sale; the measurement and recognition of compensation expense associated with equity compensation awards; estimating accruals related to the self-funded portion of the employee health insurance benefit plan; estimating revenue and expense accruals; establishing estimated

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

useful lives of long-lived assets; estimating asset retirement obligations; and determining liabilities, if any, associated with legal contingencies.  Although management believes these estimates are reasonable, actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid instruments with original maturities of 90 days or less at acquisition.  The Company continually monitors its positions and the credit quality of the financial institutions with which it invests and believes that its credit risk related to cash and cash equivalents is minimal.  During the years ended December 31, 2011 and 2010 and the three months ended March 31, 2012, the Company has maintained balances in various operating accounts in excess of federally insured limits.  The Company has not experienced any losses associated with these amounts.

Restricted Cash

In connection with the development of Monroe’s natural gas storage facility, the Company had certain cash accounts which were restricted to funding construction costs and/or to servicing Monroe’s debt obligations.  As of December 31, 2010 restricted cash balances, all of which were reported in “Assets of operations held for sale” consisted of the following (in thousands):

Restricted Cash — Short Term	December 31, 2010
Debt Service Reserve Account	$6,793
Capital Expenditure Reserve Account	4,232
Operating Expenditure Reserve Account	125

These restricted cash balances were held at one financial institution, and were in excess of FDIC insurance limits as of December 31, 2010.

Accounts Receivable, Accounts Payable and Offsetting Amounts Related to Certain Contracts

Certain accounts receivable, accounts payable and derivative assets and liabilities are presented on a net basis where a right of offset exists.  The Company also offsets amounts of cash collateral held by the Company or deposited with counterparties arising from certain derivative instruments executed with the same counterparty under a master netting agreement against the fair value amounts reported for those derivative instruments.

Credit risk is the risk of loss that the Company would incur as a result of non-performance by counterparties pursuant to the terms of their contractual obligations.  The Company grants credit in the normal course of business to customers in the United States and Canada and maintains credit policies with regard to its counterparties that management believes prudently manages overall credit risk.  These policies include an evaluation of a counterparties’ financial condition (including credit rating), collateral requirements under certain circumstances and the use of standardized agreements for the netting of positive and negative exposures associated with a single counterparty.

Management periodically reviews accounts receivable and reduces the carrying amount by an allowance for doubtful accounts that reflects management’s best estimate of the amount that may not be collectible.  Allowances for doubtful accounts receivable are based on available information and historical collection experience, including how recently payments have been received.  The Company expenses trade receivables (i) on a general basis when a receivable reaches a certain age and (ii) on a specific identification basis when a receivable is no longer deemed collectible.  Although the allowance for doubtful accounts is considered adequate, actual amounts collected could vary significantly from reported amounts.

Inventory

Inventory consists primarily of (i) natural gas liquids (“NGL”), mostly propane, butane and natural gasoline, (ii) asphalt flux and (iii) crude oil.  Volumes held for immediate sale or exchange are reported as a current asset and are valued at the lower of cost or market, with cost determined using a weighted average cost method within the specific inventory pools.  Transportation costs related to purchases are included in inventory.

At the end of each reporting period, an assessment of the carrying value of inventories is performed and any adjustments necessary to reduce the carrying value to lower of cost or market value are made.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Property, Plant and Equipment

Property, plant and equipment are stated at cost.  Costs associated with asset purchases and/or improvements that expand existing capacity or lengthen the asset’s estimated useful life are capitalized.  Repairs and maintenance expenditures incurred in order to maintain the day-to-day operation of existing assets that do not extend the estimated useful lives of the related assets are charged to expense as incurred.  Interest cost incurred on borrowings related to construction in progress during the construction period is also capitalized.  Property, plant or equipment acquired as a result of a business combination is initially recorded at estimated fair value.

Leasehold improvements are amortized over the shorter of the improvement’s estimated useful life or the lease term.

Depreciation is provided using the straight-line method over the estimated useful lives of depreciable assets, as follows:

Depreciable Lives
Asset Class	(years)

Railcars, transportation vehicles and equipment	5 to 10
Injection wells and equipment	3 to 30
Buildings, terminals, and improvements	6 to 30
Software	3

Asset Retirement Obligations

An asset retirement obligation (“ARO”) is a legal obligation associated with the retirement of a tangible long-lived asset that generally results from the acquisition, construction, development or normal operation of the asset.  The Company recognizes the fair value of an ARO as an addition to the cost of the related asset in the period incurred when a reasonable estimate of the amount can be made.  Significant inputs used to estimate an ARO include: (i) the expected retirement date; (ii) the estimated costs of retirement, including adjustments for cost inflation and the time value of money; and (iii) the appropriate method for allocation of estimated asset retirement costs to expense.  The cost for asset retirement is capitalized as part of the cost of the related long-lived assets and subsequently allocated to expense over the remaining useful lives of the assets associated with the obligation.  The ARO liability accretes to the estimated total retirement obligation over the period the related assets are used through the expected retirement date.

Goodwill

Goodwill represents the cost of an acquisition less the fair value of the net assets of the acquired business.  The Company evaluates goodwill for impairment as of the end of August of each year and on an interim basis whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  Goodwill is tested for impairment at a level of reporting referred to as a “reporting unit.” A reporting unit is an operating segment or one level below an operating segment for which discrete financial information is available and regularly reviewed by segment management.

Impairment testing of goodwill is a two-step process.  The first step, used to identify potential impairment, compares the estimated fair value of the reporting unit with its book carrying amount, including goodwill, using a probability weighted discounted cash flow approach.  When the estimated fair value is greater than book carrying value, the reporting unit’s goodwill is not impaired.  Conversely, if the book carrying value is greater than estimated fair value, a second step is performed to determine the amount of impairment.  The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill.  If the carrying value of goodwill of a reporting unit exceeds the implied fair value of that goodwill, the excess of the carrying value over the fair value is recognized as an impairment loss.  The implied fair value of goodwill is an estimate of the amount of goodwill that would be recognized if the reporting unit was acquired as of the impairment test date.

During the year ended December 31, 2010 the Company recognized an impairment of the goodwill in Terminaling, which is reported in “Discontinued operations — Loss from discontinued operations, net” in the Consolidated Statements of Operations.  During the year ended December 31, 2009, the Company recognized an impairment of the goodwill in NCC which is reported in “Discontinued operations - Loss from discontinued operations, net” in the Consolidated Statements of Operations.  See Note 8 — Fair Value — Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis and Note 12 — Goodwill and Intangible Assets for further information and disclosures.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Intangible Assets

The Company recognizes specifically identifiable intangible assets when specific rights and contracts are acquired.  As more fully described in Note 12 — Goodwill and Intangible Assets, all of the Company’s intangible assets, other than goodwill, have finite lives and are amortized on a straight-line basis over their estimated useful lives, ranging from 4 to 25 years.  Costs to renew or extend such contracts are not significant, and are expensed as incurred.  The Partnership’s intangible assets consist of customer contracts and relationships, patents, certain acquired permits and, prior to the sale of Monroe, Monroe’s pad gas lease and tax abatement agreement which were held for sale as disclosed in Note 5 — Discontinued Operations, Dispositions and Held for Sale.

The Company tests intangible assets for impairment whenever events or circumstances indicate that the carrying value may not be recoverable.  The Company recognized impairments on certain intangible assets held and used by Monroe and Terminaling during the year ended December 31, 2010, and NCC during the year ended December 31, 2009.  The impairment charges for discontinued operations are reported within “Discontinued operations — Loss from discontinued operations, net.” See Note 5 — Discontinued Operations, Dispositions and Held for Sale, Note 8 — Fair Value — Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis and Note 12 — Goodwill and Intangible Assets for further information.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, including intangible assets subject to amortization, to evaluate whether there has been an other than temporary impairment when certain events or changes in circumstances indicate that the carrying amount of the assets may not be recovered.  The Company evaluates the carrying value of its long-lived assets at the business unit level.  The carrying value of a long-lived asset group is considered to be unrecoverable when the undiscounted cash flows expected to result from the use and eventual disposition of the asset group are less than the asset group’s carrying value.  If the carrying value exceeds the sum of the undiscounted cash flows, an impairment loss equal to the amount by which the carrying value exceeds the fair value of the asset group is recognized.  The Company considers various factors when determining if long-lived assets should be evaluated for impairment, including but not limited to:

•                  A significant decrease in the market price of a long-lived asset;

•                  A significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition;

•                  A significant adverse change in legal factors or in the business climate;

•                  An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

•                  A current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset; and

•                  A current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

The Company also periodically evaluates its investments in unconsolidated affiliates for impairment.  An impairment of an investment in an unconsolidated affiliate results when factors indicate that the investment’s fair value is less than its carrying value and the reduction in value is other than temporary.

The Company recognized impairments on certain long-lived assets of Terminalling during the three months ended March 31, 2012, Monroe and Terminaling during the year ended December 31, 2010, and NCC during the year ended December 31, 2009.  The impairment charges for discontinued operations are reported within “Discontinued operations — Loss from discontinued operations, net.” See Note 5 — Discontinued Operations, Dispositions and Held for Sale, Note 8 — Fair Value and Note 12 — Goodwill and Intangible Assets for further information.

Deferred Financing Costs

Deferred financing costs are amortized over the estimated lives of the related obligations or, in certain circumstances, accelerated if the obligation is refinanced or extinguished, on a straight-line basis, which approximates the effective interest method.  Deferred financing costs are reported within Other long-term assets in the Consolidated Balance Sheets.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Fair Value of Financial Instruments

Management believes that the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term maturity of these instruments.  The carrying amount of the amounts outstanding under the Company’s credit facilities, notes payable, long-term debt and interest rate swap agreements approximate fair value primarily due to their variable interest rates that management believes approximate current borrowing rates, and their short-term duration.  Derivative instruments are recorded at fair value based on available market information.

The fair value guidance defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurements and expands the disclosures about fair value.  A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  The determination of fair values incorporates various factors, including the credit standing of the counterparties and the impact of credit enhancements (such as cash deposits and letters of credit).  Assessment of the significance of a particular input to the fair value measurement requires judgment and considers factors specific to the asset or liability.

Fair value for financial instruments classified as Level 1 within the fair value hierarchy is based on unadjusted quoted prices for these contracts in highly liquid, active markets.

Fair value for financial instruments classified as Level 2 is based on pricing methodologies that use market prices for comparable actively traded contracts, pricing interpolated from recent trades of similar contracts, models using highly observable inputs, such as commodity options, forward prices and volatilities observable in active markets for the full term of the instruments.

Fair value for financial instruments classified as Level 3 is estimated using inputs requiring significant management judgment or estimation, and often requires the use of complex and subjective internal models and forecasts.  Whenever possible, the Partnership uses market data that market participants would use when pricing an asset or liability.  In addition to the unobservable inputs, Level 3 financial instruments typically include observable inputs that are not actively quoted or cannot be validated to external sources.

The methods described above may result in a fair value that may not be indicative of net realizable value or of future fair values.  While the Company believes that its valuation methods are appropriate and consistent with those of other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value.

See Note 7 — Risk Management Activities and Derivative Instruments and Note 8 — Fair Value for the related disclosures regarding the Company’s financial derivative instruments.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Rather than on an ongoing basis, certain assets and liabilities are measured to fair value on a nonrecurring basis when certain circumstances or events occur.  These circumstances or events include but are not limited to fair value adjustments arising from impairments of long-lived assets, as a result of business combinations or a decision to hold assets for sale.

Risk Management Activities and Derivative Instruments

The Company’s primary business activities expose it to market risk from changes in commodity prices, which could cause variability in the Company’s earnings and cash flows.  The Company uses a variety of derivative instruments, both financial and physical based, to minimize the effects of commodity price fluctuations.  Although the Company generally adopts a strategy of risk reduction through matching of physical purchases with a corresponding physical market sale, the Company’s risk reduction strategy also includes the use of derivative contracts.  Monroe’s variable rate borrowings exposed the Company to interest rate risk from changes in Monroe’s variable borrowing rate, which could have resulted in volatility in the Company’s interest expense and cash interest paid.  The Company used interest rate swaps for a portion of the variable rate borrowings to mitigate the effects of changes in Monroe’s variable interest borrowing rate until May 2011 when the interest rate swap agreements were terminated in connection with the sale of the Company’s interest in Monroe.

Interest on the Company’s current borrowings as further described in Note 15 — Debt under its High Sierra Credit Facility are at variable interest rates.  The Company has elected not to use derivatives to mitigate the risk of interest rate changes on its interest expense and related cash flows for interest.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Derivative instruments, unless the instruments qualify for and an election has been made to apply normal purchase normal sale accounting, are reported at their fair value in the Consolidated Balance Sheets as assets or liabilities.  The Company discloses the fair value of substantially all of its derivative instruments separate from other assets and liabilities under the caption Fair value of derivative instruments in the accompanying Consolidated Balance Sheets.

Changes in the fair value of derivative instruments, including physically delivered derivatives for which the Company has not elected normal purchase normal sale accounting, are reported in the Consolidated Statements of Operations in the period that they occur within the financial statement line related to the item economically hedged by the instrument.  Realized and unrealized gains and losses on derivative instruments are reported within either Revenues or Interest expense.  Revenue gains or losses relate to instruments used to hedge the cash flow associated with the sale and purchase of products.  Interest expense gains or losses related to interest rate swap agreements used to manage the interest rate risk associated with Monroe’s variable interest borrowings.  Changes in risk management activities are reported in cash flows from operating activities in the Company’s Consolidated Statements of Cash Flows.

The Company has determined that substantially all of its forward physical commodity purchase and sale agreements, with certain exceptions, qualify for the normal purchase normal sale accounting.  Revenues and costs of purchases associated with these contracts are recognized on the accrual basis of accounting on the date of sale or purchase, respectively.

Deferred Gain on Sale Leaseback Transaction

The Company amortizes deferred gains on the sale and leaseback of railcar equipment under operating leases on a straight-line basis over the related lease terms.  The amortization of these gains is reported as a reduction to the related rent expense.  See Note 20 — Commitments and Contingencies — Sale Leaseback Transaction for additional information.

Revenue Recognition

Revenues from sales of crude oil, NGL, water and other hydrocarbon products are recognized on a gross basis at the time title to the product sold transfers to the purchaser and collection of those amounts is reasonably assured.  Sales or purchases with the same counterparty that are entered into in contemplation of one another are reported on a net basis as one transaction.  Revenue from wastewater disposal trucking services is recognized when the wastewater is picked up from the customer’s location, and in other cases upon delivery of the wastewater to a specific delivery location, depending upon the terms of the contractual agreements.  Revenue from other transportation services is recognized upon completion of the services as defined in the customer agreement.  Revenue on equipment leased under operating leases is billed and recognized monthly according to the terms of the related lease agreement with the customer over the term of the lease.  Net gains and losses resulting from commodity derivative instruments are recognized within revenues.

Revenues for the wastewater disposal business are recognized upon delivery of the wastewater to the disposal facilities.  Certain agreements require customers to deliver minimum quantities of wastewater for an agreed upon period.  Revenue is recognized when the wastewater is delivered, with an adjustment for the minimum volume delivery in the event that actual delivered wastewater is less than the committed minimum.  Revenues from crude oil condensate recovered from wastewater are recognized upon delivery to the customer.

Revenues from Monroe’s firm natural gas storage reservation agreements provided for a fixed monthly capacity reservation fee payable regardless of the actual capacity utilized, and were recognized ratably over the terms of the related storage agreements.  Firm storage revenues for the use of injection and withdrawal services based on the volume of natural gas nominated for injection or withdrawal were recognized as the volumes are nominated.  Hub service revenues, including “park and loan” services, were recognized in revenue as the services were provided.

Amounts billed to customers for shipping and handling costs are included in Revenues in the Consolidated Statements of Operations.  Shipping and handling costs associated with product sales are included in Operating expenses in the Consolidated Statements of Operations.  Taxes collected from customers and remitted to the appropriate taxing authority are excluded from Revenues in the Consolidated Statements of Operations.

Revenue and Expense Accruals

The Company routinely makes accruals based on estimates for both revenues and expenses due to the amount of time required to receive third party information, compile billing information and reconcile the Company’s records with those of its third party

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

customers and vendors.  Information that is delayed includes, among others, actual volumes purchased, transported or sold, adjustments to inventory and invoices for purchases, actual product deliveries, and other operating expenses.  The Company makes accruals that report these items at their estimated amounts based on internal records and information from third parties.  Estimated accruals are reversed in the following month when actual information has been received from third parties and reconciled to the Company’s internal records.

Foreign Currency Translation

The functional currency of the Partnership’s Canadian subsidiary, CGL, is the US dollar.  As of January 1, 2009, CGL had cumulative translation adjustments of $20,000 which will remain in accumulated other comprehensive income until the entity is sold or dissolved.

Comprehensive Income

Other than net income (loss), the Company had no other sources of comprehensive income for the three months ended March 31, 2012 and for the years ended December 31, 2011, 2010 and 2009.

Business Combinations

Transactions or events in which the Company acquires a controlling financial interest in a business are accounted for under the acquisition method.  The identifiable assets, liabilities, any previously held equity interest and any noncontrolling interests are recorded at their estimated fair values as of the business combination date.  The excess of consideration paid over the fair value of the net assets acquired, if any, is recognized as goodwill.

Equity Method of Accounting

Investments in the equity of entities where the Company has significant influence, but not a controlling financial interest or a variable interest in which the Company is not the primary beneficiary, were accounted for under the equity method of accounting.  The Company has no equity method investees as of March 31, 2012, December 31, 2011, and December 31, 2010.  The assets or liabilities of equity investees are not consolidated.  The Company’s share of the net income or loss of its equity investees is reported as one line item in the Consolidated Statements of Operations, and increases or decreases, as applicable, the carrying value of the Company’s investments in equity investees in its Consolidated Balance Sheets.  Contributions from the Company to these investees increase the carrying value of the Company’s investment.  Distributions to the Company from these investees reduce the carrying value of the Company’s investment.  Both contributions to and distributions from investees involving the Company are reported within Investing Activities in the Consolidated Statements of Cash Flows.

Accounting for Changes in Ownership Interests in Subsidiaries or Equity Investees

The Company’s ownership interest in a consolidated subsidiary may change if the Company sells a portion of its interest, purchases a portion of the subsidiary’s interest not owned by the Company, or if the subsidiary issues new equity or repurchases equity.  If the transaction does not result in a change in the Company’s controlling financial interest in the subsidiary and is not deemed a sale of real estate, the transaction is accounted for as an equity transaction.  If the transaction results in a change in controlling financial interest, it is accounted for as a business combination at fair value where control is acquired, or as a sale and deconsolidation where control is relinquished.

In March 2011, the Partnership acquired all of the noncontrolling membership interests of Anticline and PS Products.  These acquisitions did not result in a change in the Partnership’s controlling interest in these subsidiaries and were accounted for within equity.

In March 2010, the Partnership acquired a controlling financial interest in Monroe, a previously held equity investee, which was accounted for as a business combination.  See Note 4 — Business Combinations for a description of this event and its effect on the consolidated financial statements.

Income Taxes

The Company and the Partnership have elected to be treated as partnerships for federal and state income tax purposes within the United States (“U.S.”).  As such, the Company does not directly pay U.S. federal income taxes, but does pay taxes in certain states that

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

are accounted for as income taxes.  The Company’s U.S. taxable income or loss, which may vary substantially from the net income or loss reported in the accompanying Consolidated Statements of Operations, is includable in the income tax returns of the Company’s members and the Partnership’s partners.  However, the Partnership’s wholly-owned Canadian subsidiary CGL is taxable in Canada.  The income tax expense or benefit reported in the Consolidated Statements of Operations represents Canadian income taxes on CGL’s taxable income.

The Company accounts for income taxes using the asset and liability method.  Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their bases for income tax purposes, capital loss carryforwards and net operating loss and credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect of any tax rate change on deferred taxes is recognized in the period that includes the enactment date of the tax rate change.  Realizability of deferred tax assets is assessed, and if it is more likely than not that a portion or all of the deferred tax assets will not be realized, a valuation allowance is recorded to reduce the deferred tax assets to their estimated net realizable value.  Deferred tax amounts expected to be settled within the next twelve months are classified as current, and all other deferred tax amounts are classified as long term in the accompanying Consolidated Balance Sheets.

To account for uncertainty in income taxes, the Company applies a “more likely than not” recognition threshold and measurement attribute to the financial statement recognition and measurement of an income tax position taken or expected to be taken in an income tax return.  The Company records penalties related to income tax items as a component of general and administrative expenses, and interest expense related to income tax items as a component of interest expense.

Other Taxes

The Company is subject to other taxes assessed by various governmental authorities such as goods and services tax, sales and use tax, utility users’ tax, business franchise taxes, and Propane Education Research Council assessments.  The Company records these taxes within Operating costs and expenses in the accompanying Consolidated Statements of Operations.

Unit-Based Compensation

Equity classified unit-based compensation cost is measured at fair value, based on the estimated fair value of the common unit at the grant date, and is recognized as expense over the vesting period.  The Company estimates the fair value of units granted using prices paid by third parties for the same instrument, or values disclosed in financial statements filed with the Securities and Exchange Commission by an investor on or nearest to the grant date adjusted for various factors including voting rights, the lack of liquidity, the existence of minority interests and distribution rights.

Note 3 — Recently Issued Accounting Pronouncements

The following outlines the recent guidance that is applicable to the Company and has or may have an impact on the consolidated financial statements and related disclosures:

Fair Value Measurements and Disclosures

In May 2011, the Financial Accounting Standards Board amended the accounting guidance for fair value measurement and disclosure.  The amended guidance was intended to associate the fair value measurement and disclosure requirements under GAAP with those under International Financial Reporting Standards.  The amendment primarily clarifies the application of the existing guidance and provides for increased disclosures, particularly related to Level 3 fair value measurements.  The amended guidance became effective for the Company prospectively as of January 1, 2012.  The adoption of the amended guidance did not have a material effect on the Company’s consolidated financial statements.

Intangibles - Goodwill and Other

In September 2011, the FASB amended the accounting guidance for goodwill impairment testing.  The amended guidance provides an entity with an option to first assess qualitative factors to evaluate whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as the basis for determining whether it is necessary to perform the two-step goodwill impairment test.  This guidance became effective for the Company as of January 1, 2012.  The adoption of the amended guidance did not have a material effect on the Company’s consolidated financial statements.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

In December 2010 the FASB has issued an update to its guidance regarding goodwill impairment testing for reporting units with zero or negative carrying amounts.  For those reporting units, “Step 2” of the goodwill impairment test is required if it is more likely than not that a goodwill impairment exists.  In determining whether it is more likely than not that a goodwill impairment exists, the guidance requires consideration of qualitative factors that are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.  This guidance became effective for the Company on January 1, 2012.  The adoption of the amended guidance did not have a material effect on the Company’s consolidated financial statements.

Note 4 — Business Combinations

The results of operations for all business combinations are included in the Company’s Consolidated Statements of Operations beginning with the date of the business combination.  As more fully described in Note 12 — Goodwill and Intangible Assets, the purchase price for certain business combinations made prior to 2009 included contingent consideration in the form of subordinated units that are accounted for as additional consideration provided certain vesting conditions are met.

High Sierra Water Services, LLC

On June 1, 2011, the Partnership acquired substantially all of the wastewater disposal assets of Marcum Midstream 1995-2 Business Trust and Marcum Midstream 1995-EC Holdings, LLC (“Marcum”) (the “Marcum Acquisition”), which assets had been operated under the trade name Conquest Water Services (“Conquest”).  The Marcum Acquisition was completed in exchange for $85.2 million in cash and, pursuant to two employment agreements which were entered into as part of the acquisition, additional estimated future cash consideration of $1.4 million payable 26 months after the purchase date.  The amount of additional cash consideration that may ultimately be paid by the Partnership is based upon a multiple of earnings before interest, income taxes, depreciation and amortization (“EBITDA”) less a portion of accumulated capital expenditures for the twelve months ending June 30, 2013, or the twelve months prior to termination of employment, whichever occurs earlier.  Subsequent adjustments to the estimated fair value of the additional cash consideration will be reported as a component of operating expenses until ultimate cash settlement of the liability occurs.  Changes in the estimated value of this liability, which were $0 and a reduction of $0.2 million for the three months ended March 31, 2012 and the year ended December 31, 2011, respectively, are recorded within Operating expenses in the Consolidated Statement of Operations.  The goodwill amount recognized relates primarily to the assembled workforce and expected growth of the business.

The Marcum Acquisition was funded from an increase in the Company’s credit facility and the proceeds from issuance of 385,000 common units in exchange for $10.0 million cash.  Information regarding the credit facility is disclosed in Note 15 — Debt.  Information regarding common units issued is disclosed in Note 17 — Partners’ Capital and Distributions.

The recognized amounts of identifiable assets acquired and liabilities assumed, based upon their estimated fair values as of June 1, 2011, were as follows (in thousands):

Other current assets	$259
Property, plant and equipment	22,110
Intangible assets(1)	20,250
Goodwill	44,305
Total assets	86,924

Accrued liabilities	104
Asset retirement obligations	176
Deferred compensation liability(2)	1,431
Total liabilities	1,711

Net assets acquired	$85,213

(1) Intangible assets consist of customer relationships and non-compete agreements of $20 million and $0.3 million, respectively.

(2) The estimated fair value of the earnings based future cash consideration at the purchase date.  The amount of this liability will increase or decrease based upon a multiple of EBITDA less a portion of capital expenditures.  Amounts due are payable in cash on July 30, 2013.  As of March 31, 2012 the estimated value of this liability was $1.3 million.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Anticline and Petro Source Products

On March 16, 2011 the Partnership acquired all of the remaining membership interests in Anticline.  The purchase price was $30.0 million.  The purchase also included a payment of 40% of the working capital amount in excess of $0.8 million to the former noncontrolling members, which amounted to $2.0 million and was paid in June 2011.  In addition a payment in the amount $2.2 million representing distributions due to Anticline’s former noncontrolling members was made.  Finally the Partnership and Anticline agreed to terminate the existing Royalty Agreement between the parties.

On March 16, 2011 the Partnership acquired all of the membership interests in PS Products.  The purchase price was $6.7 million, which was the amount of equity contributed by, plus accrued interest due to, the previous noncontrolling interest owners.  There are no other payments or adjustments related to the purchase of PS Products.

Monroe Gas Storage Company, LLC

Effective March 1, 2010, HS Monroe became the operator and manager of Monroe, and as a result HS Storage gained a controlling financial interest in Monroe.  Monroe is a developer and operator of a natural gas storage facility located in Mississippi.  The results of operations of Monroe were consolidated with those of the Partnership beginning March 1, 2010.  No cash or other consideration was exchanged for Monroe, and no significant transactions costs were incurred.  Membership interests in Monroe owned by the Partnership as of the transaction date had a fair value of $44.8 million.  The recognized amounts of identifiable assets acquired and liabilities assumed, based upon their fair values as of March 1, 2010, were as follows (in thousands):

Current assets (including cash acquired of $1.7 million)	$6,039
Long term assets	142,995
Intangible customer assets	128
Other intangible assets	22,493
Non-recourse long-term debt	(98,412)
Other liabilities assumed	(9,243)
Total net assets acquired	$64,000

The Partnership recognized a gain of $5.4 million as a result of remeasuring to fair value its previously held equity investment in Monroe as of the date of the business combination.  The fair value of the previously held equity interest was estimated using a weighting of income and market values for similar gas storage companies.  The gain was recognized in “Discontinued operations - Loss from discontinued operations, net” in the Consolidated Statement of Operations for the year ended December 31, 2010.

As discussed further in Note 5 — Discontinued Operations, Dispositions and Held for Sale, the Partnership committed to a plan to sell its interest in Monroe effective November 1, 2010, and concluded the sale of its interest in Monroe in May 2011.  The Partnership was subsequently notified of claims by the purchaser for alleged breach of representations in the merger agreement.  See Note 20 — Commitments and Contingencies — Legal Contingencies.

Note 5 — Discontinued Operations, Dispositions and Held for Sale

Discontinued Operations

During 2011, the Partnership committed to plans to dispose of its wholly-owned subsidiary, Terminaling.  During 2010, the Partnership committed to plans to dispose of its 75% controlling interest in the business operations of Asgard, the Partnership’s wholly-owned subsidiary NCC, and HS Storage’s 70% controlling interest in the business operations of Monroe.  The Partnership will not and does not have continuing involvement in the operations of Asgard, NCC or Monroe and their operations and cash flows have been eliminated from those of other ongoing operations of the Partnership.

Terminaling.  Terminaling is held for sale as of December 31, 2011 and March 31, 2012.  As discussed further in Note 23 — Subsequent Events, the Partnership completed the sale of Terminalling on May 31, 2012.  In connection with the sale, the Partnership recognized an impairment of the carrying value of the Teminalling assets of $5.4 million, which is reported in Income (loss) from discontinued operations, net in the Consolidated Statement of Operations for the three months ended March 31, 2012.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Asgard.  Asgard was held for sale as of December 2010.  In October 2011, the Partnership sold its membership interests in Asgard for $6.2 million plus the value of Asgard’s derivative contracts of $2.8 million, subject to customary working capital adjustments.  The Partnership has been notified of claims by one of Asgard’s trading partners, and a similar claim by the purchaser of Asgard, for alleged breach of representation in the purchase and sale agreement.  See Note 20 — Commitments and Contingencies — Legal Contingencies for additional information.

Ethanol.  In October 2010, the Partnership sold Ethanol’s tangible and intangible assets for approximately $2.3 million.  Ethanol was dissolved in November 2010.

NCC.  Effective December 31, 2010, the Partnership sold substantially all of NCC’s tangible and intangible assets to a related party for $2.2 million.  In addition, the Partnership agreed to sell an additional land parcel for $300,000, contingent upon providing the buyer with satisfactory title to the land.  The land parcel was sold during December 2011.  The Partnership was contingently liable for environmental claims asserted by the buyer within 180 days, up to a maximum of $2.2 million as of December 31, 2010.  The Partnership accrued an estimated $0.4 million for these contingencies as of December 31, 2010; during 2011, this accrual was released as no environmental liabilities or claims were asserted during the allotted time frame.

In June 2011, the Partnership entered into a settlement agreement with the former owners from the original acquisition of NCC by the Partnership in which the parties agreed to a full release and dismissal of all claims.  In connection with this settlement the former owners of NCC agreed to relinquish all rights, title and interest in their 76,389 Partnership units (“Relinquished Units”).  The Partnership received $0.5 million of amounts previously held in escrow, and agreed to pay a total of $0.4 million to the former owners of NCC, contingent upon receipt of satisfactory title to two of NCC’s land properties.  In addition, in prior years the Partnership had accrued $2.1 million for an estimated settlement related to the acquisition of NCC.  As a result of the settlement with the former owners of NCC, the Partnership reversed the entire $2.1 million accrual.  The $0.5 million escrow settlement received and the reversal of the accrual were recorded within Other Income (expense) — Other income (loss), net in the accompanying Consolidated Statement of Operations for the year ended December 31, 2011.  The Partnership recorded a gain of $2.0 million related to the Relinquished Units as Other Income (expense) — Other income (loss), net in the accompanying Consolidated Statement of Operations for the year ended December 31, 2011.

Monroe.  Monroe was held for sale as of December 31, 2010.  In May 2011, the Partnership sold its 70% membership interest in Monroe for $147.0 million together with a purchase option on land for an adjacent natural gas storage property for $1.0 million, subject to normal working capital adjustments.  In connection with the closing, amounts due under the Monroe credit facility and the Monroe Interest Rate Swap agreements aggregating $103.7 million were repaid in full.  Cash proceeds received by the Partnership after deductions for a pro rata share of funds held in escrow and transaction costs were $20.9 million.  In addition, the Partnership received a $6.8 million repayment of principal and interest loaned to Monroe by the Partnership, and $1.0 million for the sale of an option to purchase a property adjacent to the Monroe site.  These proceeds, along with other available funds from operations, were used to pay down principal on the Partnership’s credit facility term loans.

In connection with the sale of Monroe a portion of the sales price was held in escrow to provide a general indemnity to the purchaser amounting to $11.6 million, and an additional escrow of $0.5 million to provide for the settlement of customary working capital items.  Of the total escrowed amounts, the Partnership was entitled to 70%, with the remaining 30% to Monroe’s former noncontrolling interest holders.  As of December 31, 2011, the Partnership was in negotiations regarding several working capital items, and had been notified by the purchaser of a claim of breach of representations in the merger agreement.  See Note 20 — Commitments and Contingencies — Legal Contingencies for additional information.  At December 31, 2011, the Partnership had recorded an allowance of approximately $1.9 million on the funds in escrow. Included within Prepaids and other current assets on the accompanying Consolidated Balance Sheet at December 31, 2011 was $6.7 million related to the Partnership’s share of the funds in escrow, net of the allowance. In May 2012, the Partnership and the purchaser agreed to a settlement whereby the Partnership would receive approximately $5.0 million of the funds in escrow. The Partnership recorded a loss of $1.7 million, reported within Loss on disposal of discontinued operations in the accompanying Consolidated Statement of Operations for the three months ended March 31, 2012, to reduce the carrying value of the asset to the recoverable amount.

Redwood.  Redwood was held for sale and was sold in 2008.  After the sale of Redwood in 2008, certain assets and liabilities, primarily open inventory positions, were retained.  The retained net assets were sold during 2009.  Revenues and expenses in 2010 relate to proceeds and expenses associated with the settlement of a legal dispute.

High Sierra Power Marketing, LLC and Sierra Power Asset Marketing, LLC.  In 2008, the Partnership adopted a plan to discontinue operations of two subsidiaries, High Sierra Power Marketing, LLC (“HS Power”) and Sierra Power Asset Marketing, LLC (“Sierra Power”) which together comprised the Power Marketing Business group.  Neither HS Power nor Sierra Power had remaining assets or liabilities and were dissolved effective December 30, 2009.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

The revenues, net income (loss) and gain (loss) on disposal from these companies reported within Discontinued operations within the accompanying Consolidated Statements of Operations are as follows (in thousands):

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

	Year Ended December 31, 2011
	Asgard(1)	Monroe(2)	NCC	Terminaling	Total

Revenues	$40,466	$5,806	$16	$6,947	$53,235
Income (loss) from operations(3)	58	(1,167)	909	(1,102)	(1,302)
Net income (loss)(3)	58	(15,574)	1,547	(1,102)	(15,071)
Gain (loss) on disposal	7,475	(14,407)	582	—	(6,350)

	Year Ended December 31, 2010
	Asgard	Ethanol	Monroe	NCC	Redwood	Terminaling	Total

Revenues	$45,780	$688	$12,816	$11,626	$759	$20,417	$92,086
Income (loss) from operations	(2,331)	2,464	(12,585)	(6,265)	695	(9,658)	(27,680)
Net income (loss)(3)	(2,562)	2,474	(14,482)	(6,523)	241	(9,774)	(30,626)
Gain (loss) on disposal	—	2,034	—	(5,947)	—	—	(3,913)

	Year Ended December 31, 2009
	Asgard	Ethanol	NCC		Redwood	Terminaling	HS Power	Sierra Power	Total

Revenues	$39,743	$861	$14,227		$7,383	$13,972	$6	$57	$76,249
Income (loss) from operations	4,534	592	(56,217	)(4)	(70)	(1,097)	(36)	57	(52,237)
Net income (loss)(3)	4,478	609	(56,795)		(42)	(1,256)	(25)	95	(52,936)

	Three Months Ended March 31, 2012
	Monroe	NCC	Terminaling	Total

Revenues	$—	$—	$671	$671
Income (loss) from operations(3)	—	(259)	(5,323)	(5,582)
Net income (loss)(3)	(1,654)	(259)	(5,323)	(7,236)
Gain (loss) on disposal	(1,654)	—	—	(1,654)

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

	Three Months Ended March 31, 2011
	Asgard	Monroe	NCC	Terminaling	Total

Revenues	$23,946	$3,494	$7	$1,737	$29,184
Income (loss) from operations(3)	2,496	368	(105)	(301)	2,458
Net income (loss)(3)	2,424	214	(105)	(368)	2,165
Gain (loss) on disposal	—	—	—	—	—

(1) Amounts for Asgard are for the ten month period beginning January 1, 2011, through October 31, 2011, the date Asgard was sold.

(2) Amounts for Monroe are for the five month period beginning January 1, 2011 through May 31, 2011, the date Monroe was sold.

(3) Amounts of net income (loss) above include intercompany interest and corporate allocations that are excluded from the Loss from discontinued operations, net reported in the Consolidated Statements of Operations.

(4) Includes an impairments of $47.4 million.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Held for Sale

As of March 31, 2012 and December 31, 2011 the assets and liabilities of Terminaling have been reported as held for sale at the lower of their carrying value or estimated fair value less costs to sell.  The carrying amounts of the major classes of assets and liabilities were as follows (in thousands):

	December 31,	March 31,
	2011	2012
	Terminaling	Terminaling
Cash and cash equivalents	$14	$218
Trade accounts receivable, net	468	109
Inventory	211	192
Prepaids and other current assets	121	76
Property, plant and equipment, net	6,595	2,222
Other intangibles, net	1,258	238
Total assets of operations held for sale	$8,667	$3,055

Accounts payable — trade	$110	$126
Accrued liabilities and other current liabilities	266	243
Total liabilities of operations held for sale	$376	$369

As of December 31, 2010 the assets and liabilities of Asgard and Monroe were reported as held for sale at the lower of their carrying value or estimated fair value less costs to sell.  The carrying amounts of the major classes of assets and liabilities were as follows (in thousands):

	December 31, 2010
	Asgard	Monroe	Total
Cash and cash equivalents	$566	$864	$1,430
Restricted cash	—	11,150	11,150
Trade accounts receivable, net	11,322	1,505	12,827
Inventory	935	—	935
Prepaids and other current assets	395	403	798
Property, plant and equipment, net	2	132,215	132,217
Other intangibles, net	—	11,395	11,395
Other long-term assets	—	7,558	7,558
Total assets of operations held for sale	$13,220	$165,090	$178,310

Borrowings under non-recourse credit facility — current	$—	$6,300	$6,300
Accounts payable — trade	7,217	1,370	8,587
Accrued liabilities and other current liabilities	951	1,033	1,984
Fair value of derivative instruments - current	1,890	1,361	3,251
Borrowings under non-recourse credit facility — long term	—	89,651	89,651
Fair value of derivative instruments — non current	323	1,083	1,406
Other long term liabilities	—	2,191	2,191
Total liabilities of operations held for sale	$10,381	$102,989	$113,370

Assets and Liabilities of Discontinued Operations Included in Consolidated Balance Sheets

As of December 31, 2011 and 2010, amounts for NCC that are included in the Consolidated Balance Sheets, but not included in the assets and liabilities of operations held for sale, were as follows (in thousands):

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

	December 31,
	2011	2010
Cash and cash equivalents	$152	$278
Trade accounts receivable, net	4	1,504
Accounts receivable — intercompany	—	77
Prepaids and other current assets	110	520
Property, plant and equipment, net	83	70
Total assets	$349	$2,449

Accounts payable — trade	$9	$2,688
Accounts payable — affiliates	—	19,153
Accrued liabilities and other current liabilities	653	1,136
Other long term liabilities	—	392
Total liabilities	662	23,369

Member equity	(313)	(20,920)
Total liabilities and equity	$349	$2,449

Remaining activities at NCC are primarily reclamation of a disposal pit property.

Note 6 — Variable Interest Entity

Petro Source Products, LLC

PS Products (“the former VIE”) is engaged primarily in the purchase or brokering of condensate, NGLs and crude oil.  PS Products sells its products to other third parties and also to a subsidiary of the Partnership, which then sells the products to its third party customers.  In March 2011 the Partnership purchased all of the membership interests in PS Products and became the sole member.

At inception on January 1, 2009, prior to its acquisition by the Partnership, PS Products was financed through member equity contributions and a bank line of credit as more fully described in Note 15 — Debt — Petro Source Products Credit Facility.  The Partnership did not own PS Products membership interests until March 2011.  Some members of PS Products were also common unitholders, officers and/or employees of the Partnership.

PS Products entered into a Trading Agreement, as amended, (the “Agreement”) with the Partnership on January 1, 2009.  As defined in the Agreement, the Partnership earned a residual amount of income calculated as the former VIE’s gross margin less operating costs and a fixed return to its equity members.  The former VIE reported net income (loss) of $0.1 million during the period January 1, 2011 through March 16, 2011, and $(1.3) million and $0.5 million for the years ended December 31, 2010 and 2009, respectively.  The Partnership earned income and collected cash from PS Products in accordance with the Trading Agreement from January 1, 2009 through March 16, 2011.  During the period January 1, 2011 through March 16, 2011, the Partnership earned $0.6 million.  For the years ended December 31, 2010 and 2009, the Partnership earned $2.7 million and $2.2 million, respectively.  PS Products made no cash distributions to the Partnership during the period January 1, 2011 through March 16, 2011, and $1.25 million and zero cash distributions for the years ended December 31, 2010 and 2009, respectively.  The Company eliminates all intercompany transactions in the Company’s consolidated financial statements.

Significant Judgments Regarding PS Products

Prior to purchasing the membership interests of PS Products, the Partnership had determined that it was the primary beneficiary of the former VIE because per the Agreement the former VIE’s equity members (i) lacked the right to receive residual returns of PS Products, and (ii) the Partnership was obligated to provide a full indemnity for trading losses, if any, incurred by PS Products.  No

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

amounts were incurred or paid under this indemnity, and no financial support was provided to the former VIE by the Partnership from its inception through its acquisition by the Partnership.

Financial Statement Impact of PS Products

Prior to March 2011, as the primary beneficiary, the Partnership consolidated the former VIE and recognized a noncontrolling interest for PS Products’ membership equity.  The assets, liabilities and operations attributable to PS Products while it was a VIE included in the Partnership’s consolidated financial statements were as follows (in thousands):

As of
December 31,
Balance Sheet	2010
Cash and cash equivalents	$29
Accounts receivable, trade	29,716
Accounts receivable intercompany(1)	25,647
Inventory	7,140
Prepaids and other current assets	3,227
Total assets	$65,759

Borrowings under line of credit	$8,374
Accounts payable, trade	20,296
Accounts payable, intercompany(1)	30,674
Accrued liabilities and other	3,069
Total liabilities	62,413
Partner’s capital(1)	3,346
Total liabilities and partners’ capital	$65,759

(1) Eliminates in consolidation

	For the Period	Year ended	Year ended
	January 1 – March 16,	December 31,	December 31,
Statement of Operations	2011	2010	2009
Revenue	$119,518	$396,054	$150,010
Operating, product, transportation and general and administrative expenses	118,414	394,112	146,233
Operating income	1,104	1,942	3,777
Interest income and expense, net	994	3,214	3,304
Net income (loss) attributable to noncontrolling interests	$110	$(1,272)	$473
Net income (loss) attributable to the Partnership	$—	$—	$—

Prior to March 2011, the assets of PS Products were the property of the former VIE and were not available to the Partnership for any purpose.  The creditors of PS Products had recourse only to the assets of the former VIE, and no recourse to the Partnership’s general assets or credit.

Note 7 — Risk Management Activities and Derivative Instruments

Commodity Instruments

The Partnership’s primary risk management objective is to reduce the volatility in its cash flows arising from changes in commodity prices related to future sales or purchases of NGLs, crude oil and, prior to the sale of the Partnership’s interest in Asgard, natural gas.  Derivative instruments are used to economically hedge exposure to price fluctuations with respect to these commodities.  The

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

derivative instruments used consist primarily of swaps traded in over-the-counter markets.  The Partnership has mitigated a significant portion of its expected commodity price risk with derivative agreements that expire at various times through March 2013.

Physical transactions that are derivatives and are ineligible, or become ineligible, for normal purchase normal sale accrual accounting are accounted for as derivative assets or liabilities at fair value, with the changes in fair value recorded net in revenues.  Substantially all of the Partnership’s physical purchase and sale forward contracts qualify for the normal purchase normal sale election and accordingly are recognized under accrual accounting as the purchases or sales occur.

The use of commodity derivatives may allow the Partnership to reduce volatility in its realized margins as realized gains or losses on derivative instruments generally are offset by corresponding gains or losses in the Partnership’s sales or purchases of physical products.  While realized derivative gains and losses are generally expected to be offset by increases or decreases in value of physical sales or purchases, the Partnership’s derivative instruments are reported at fair value in the Company’s Consolidated Balance Sheets.

Credit reviews of derivative counterparties are conducted and agreements containing collateral requirements are made when considered necessary.  In addition, the Partnership uses standard master netting agreements with several of its counterparties that allow for the offset of positive and negative exposures with its counterparties and offsets the assets and liabilities associated with the fair value of the derivatives with these counterparties, and with amounts related to the Partnership’s right to receive or obligation to pay cash collateral.

The use of derivative instruments may create exposure to the risk of financial loss in certain circumstances, including when (i) NGLs do not trade at historical levels relative to crude oil, (ii) sales volumes are less than expected, requiring market purchases to meet commitments, or (iii) counterparties fail to purchase or deliver contracted commodity quantities or otherwise fail to perform.  To the extent the Partnership engages in derivative activities, it may be prevented from realizing the benefits of favorable market price changes in the physical market.  However, the Partnership may be similarly insulated against losses resulting from unfavorable changes in market pricing in the physical market.

Position Management Program

In connection with managing inventory positions and maintaining a constant presence in the marketplace, both necessary for the Partnership’s core business, the Partnership has established maximum net open position limits (the sum of the absolute values of all long and short positions for which there is no offsetting purchase or sale within the same product type), a stop loss limit (the maximum aggregate dollar value of cumulative physical and financial realized and unrealized losses on open positions), and tenor limits (the maximum permitted term of open contract positions).  These activities are monitored independently by the Partnership’s risk management function and take place within predefined limits and authorizations.

Interest Rate Instruments

Prior to the sale of Monroe, the Partnership’s borrowings included both fixed and variable interest rate debt.  Monroe had entered into interest rate swap agreements to manage the interest rate risk associated with its variable rate borrowings, which effectively converted a portion of Monroe’s variable interest rate payments to fixed rate interest payments per the agreements.  As a result, a portion of Monroe’s interest payment cash flows were insulated from the effects of increases in the variable borrowing rate.  Conversely, Monroe was similarly prevented from realizing a portion of the benefits of favorable changes in the variable interest borrowing rate.

Financial Statement Impact of Derivative Instruments

The Partnership does not designate or account for derivatives as either cash flow or fair value hedges.  Changes in the fair value of commodity derivatives are reported within revenues each period.  Changes in the fair value of interest rate derivatives were reported as a component of interest expense each period.  Cash settlements associated with derivative activities are reported as operating cash flows in the Consolidated Statements of Cash Flows.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

The impact of the Partnership’s derivative instruments on the Company’s Consolidated Balance Sheets and Statements of Operations are summarized below (in thousands):

	Derivative Assets			Derivative Liabilities
	Fair Value As Of			Fair Value As Of
Derivative contracts and their location in	December 31,	December 31,	March 31,	December 31,	December 31,	March 31,
the Consolidated Balance Sheets	2011	2010	2012	2011	2010	2012

Commodity Contracts
Fair value of derivative instruments - current	$4,481	$2,327	$5,946	$1,451	$3,412	$1,580
Liabilities of operations held for sale	—	—	—	—	(2,213)	—
Interest Rate Contracts
Fair value of derivative instruments - current	—	—	—	—	2,444	—
Liabilities of operations held for sale	—	—	—	—	(2,444)	—
Total	$4,481	$2,327	$5,946	$1,451	$1,199	$1,580

	Year Ended			Three Months Ended
Derivative contracts and the location of gain or loss	December 31,			March 31,
in the Consolidated Statements of Operations	2011	2010	2009	2012	2011

Revenue: Derivative gain (loss)
Realized gain (loss)	$10,140	$6,677	$18,349	$(3,515)	$(302)
Unrealized gain (loss)	4,373	(7,958)	1,740	1,194	872
Interest Expense: Derivative gain (loss)
Realized gain (loss)	—	(1,463)	—	—	—
Unrealized gain (loss)	—	(1,206)	—	—	—
	14,513	(3,950)	20,089	(2,321)	570
Discontinued operations (1)	1,753	4,039	(1,652)	—	954
Total gain (loss)	$16,266	$89	$18,437	$(2,321)	$1,524

(1) Represents amounts for Asgard and Monroe reported in Discontinued operations - Loss from discontinued operations, net in the Consolidated Statements of Operations.

Outstanding Derivative Contracts

The following tables provide information on the volume of the Partnership’s net outstanding commodity forward derivative purchase and (sales) contracts for positions related to commodity risk as of December 31, 2011 and March 31, 2012 (in thousands):

	Volumes (Barrels)
Commodity	December 31, 2011	March 31, 2012
Crude Oil	(918)	1,469
Normal Butane	253	587
Propane	996	619
Unleaded Gasoline	(16)	—
Natural Gasoline	217	33

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Note 8 - Fair Value

Fair Value Measurement

Fair value measurements and disclosures relate principally to the Partnership’s derivative positions.  For a description of the fair value guidance and the fair value hierarchy, see Note 2 — Significant Accounting Polices — Fair Value of Financial Instruments.

The following table presents the gross and net financial instruments that are measured at fair value on a recurring basis at December 31, 2011 and 2010 and at March 31, 2012, and by valuation hierarchy and includes amounts held for sale (in thousands):

	Derivative	Derivative
As of March 31, 2012	Assets	Liabilities
Commodity Contracts
Observable inputs — Level 1	$—	$—
Significant other observable inputs — Level 2	16,830	9,748
Significant unobservable inputs — Level 3	—	—
	16,830	9,748
Netting of counterparty contracts under master netting agreements	(8,168)	(8,168)
Cash collateral held or provided with counterparties	(2,716)	—

Total All Contracts	$5,946	$1,580

	Derivative	Derivative
As of December 31, 2011	Assets	Liabilities
Commodity Contracts
Observable inputs — Level 1	$—	$—
Significant other observable inputs — Level 2	9,433	3,546
Significant unobservable inputs — Level 3	—	—
	9,433	3,546
Netting of counterparty contracts under master netting agreements	(1,928)	(1,928)
Cash collateral held or provided with counterparties	(3,024)	(167)

Total All Contracts	$4,481	$1,451

As of December 31, 2010	Assets	Liabilities
Commodity Contracts
Observable inputs — Level 1	$—	$—
Significant other observable inputs — Level 2	10,416	11,658
Significant unobservable inputs — Level 3	—	—
	10,416	11,658
Netting of counterparty contracts under master netting agreements	(8,085)	(8,085)
Cash collateral held or provided with counterparties	(4)	(161)
Total Commodity Contracts, net	2,327	3,412

Interest Rate Contracts
Significant other observable inputs — Level 2	—	2,444
Total Interest Rate Contracts	—	2,444

Total All Contracts	2,327	5,856
Commodity contracts reported in liabilities held for sale, net	—	(2,213)
Interest rate contracts reported in liabilities held for sale, net	—	(2,444)
Total	$2,327	$1,199

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Rollforward of Level 3 Net Liability

The following table provides a reconciliation of changes in fair value of derivatives measured at fair value using inputs classified as Level 3 in the fair value hierarchy (in thousands):

	Year Ended December 31,
	2011	2010	2009
Fair value, beginning of period	$—	$(145)	$—
Realized and unrealized gains and (losses)(1)	—	—	(145)
Transfers In/Out of Level 3, net(2)	—	145	—
Fair value, end of period	$—	$—	$(145)

(1)     Gains and losses associated with Level 3 commodity derivatives are reported within revenues and gains and losses associated with Level 3 interest rate derivatives are reported as a component of Interest expense.  Unrealized losses on Monroe Level 3 interest rate swaps are reported in Discontinued operations - Loss from discontinued operations, net and are excluded from this schedule

(2)     Transfers out of Level 3 represent existing assets or liabilities that were re-categorized to Level 2 because inputs to the model became observable.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

In June 2011 the Partnership completed the Marcum Acquisition.  The transaction was accounted for as a purchase using the acquisition method of accounting, under which the assets and liabilities acquired are accounted for at their fair values on the acquisition date.  The fair values of these assets and liabilities were estimated primarily using income and adjusted cost replacement approaches, based on significant unobservable inputs (Level 3).  See Note 4 — Business Combinations.

Effective March 1, 2010, the Partnership assumed control over the operations and management of Monroe and as a result, the Partnership acquired a controlling financial interest in Monroe.  The Partnership accounted for this event as a business combination using the acquisition method of accounting, which requires that Monroe’s assets and liabilities, and the Partnership’s previously held equity interest and noncontrolling interest in Monroe, be measured to fair value.  The fair values of these assets, liabilities and interests were estimated primarily using income and adjusted cost replacement approaches, based on significant unobservable inputs (Level 3). See Note 4 — Business Combinations.

During 2011, the Partnership committed to a plan to sell the assets of Terminaling and in 2010, the Partnership committed to plans to sell, a fleet of railcars, the assets of NCC, its controlling interest in Asgard and its controlling interest in Monroe.  The related assets and liabilities held for sale are reported at the lower of their historical carrying values or estimated fair value less costs to sell, with fair value estimated using a market approach based on significant unobservable inputs (Level 3).  See Note 5 — Discontinued Operations, Dispositions and Held for Sale.

In November 2010, certain long-lived assets and intangible assets of Monroe were remeasured to fair value in conjunction with the Partnership’s impairment evaluation for long-lived assets associated with the expected sale of Monroe.  Property, plant and equipment, intangible assets and the pad gas lease asset with net book values of $144.4 million, $12.4 million and $8.3 million, respectively, were written down to their estimated fair values of $132.2 million, $11.4 million and $7.5 million, respectively, resulting in a total impairment loss of $14.0 million.  The fair values of the remaining long-lived assets, which consist of gas storage facilities, related equipment and certain intangible assets were estimated based primarily on an income and market approach using significant unobservable inputs (Level 3) and indications of fair value less costs to sell from prospective buyers (Level 3).

As of August 2010, certain long-lived assets, intangible assets and the goodwill of Terminaling were remeasured to fair value in conjunction with the Partnership’s impairment evaluation for long-lived assets.  Property, plant and equipment, intangible assets and goodwill with a net book value of $10.2 million, $2.1 million and $0.7 million, respectively, were written down during 2010 to an estimated fair value of $5.6 million, $1.4 million and zero, respectively, resulting in a total impairment loss of $6.0 million.  The fair values of the remaining long-lived assets, which consist of asphalt manufacturing facilities and related equipment, were estimated primarily based on an income and market approach using significant unobservable inputs (Level 3) and indications of value from prospective buyers.

As of August 2009, certain long-lived assets, intangible assets and the goodwill of NCC were remeasured to fair value in conjunction with the Partnership’s impairment evaluation for long-lived assets.  Property, plant and equipment, intangible assets and goodwill with

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

a net book value of $26.2 million, $5.3 million and $25.3 million, respectively, were written down during 2009 to an estimated fair value of $9.4 million, resulting in an impairment loss of $47.4 million.  The fair values of the remaining long-lived assets, which consist of transportation vehicles and related equipment, were estimated based on a market approach using significant unobservable inputs (Level 3).

Note 9 — Accounts Receivable

Receivables consist of the following, including accounts receivable from affiliates (in thousands):

	December 31,		March 31,
	2011	2010	2012
Accounts receivable	$271,376	$229,287	$304,063
Allowance for doubtful accounts	(3,626)	(3,793)	(3,588)
Total accounts receivable, net	267,750	225,494	300,475
Assets of operations held for sale	(468)	(12,827)	(109)
Total carrying value in the Consolidated Balance Sheets	$267,282	$212,667	$300,366

The Partnership accrues unbilled revenue primarily due to timing differences between the delivery of crude oil, natural gas and condensate and the receipt of a delivery statement.  The Partnership had $25.5 million and $22.9 million of unbilled revenues as of December 31, 2011 and 2010, respectively.  Of these amounts, unbilled revenues included in Assets of operations held for sale were zero and $9.2 million as of December 31, 2011 and 2010, respectively.  Unbilled receivables included in Accounts receivable, net were $25.5 million and $13.7 million as of December 31, 2011 and 2010, respectively.  The Partnership had $77.6 million of unbilled revenues at March 31, 2012.  Unbilled accounts receivable included in Accounts receivable, net were $77.6 million at March 31, 2012.

The changes in the allowance for doubtful accounts were as follows (in thousands):

	Year ended December, 31		Three Months Ended March 31,
	2011	2010	2012
Beginning balance allowance for doubtful accounts	$3,793	$2,202	$3,626
Additions	657	1,959	(38)
Writeoffs and other	(824)	(368)	—
	3,626	3,793	3,588
Less: Assets of operations held for sale	(3,117)	—	(3,117)
Ending balance allowance for doubtful accounts	$509	$3,793	$471

During 2009 the Partnership recovered $3.5 million of accounts receivable that had been reserved in 2008.  The recovery was reported within Other income (expense) — Other income (loss), net in the Consolidated Statements of Operations for the year ended December 31, 2009.  As discussed further in Note 20 — Commitments and Contingencies — Legal Contingencies, the Partnership indemnified the purchaser for loss in the event the purchased claim was subsequently disallowed or impaired.  The purchaser made a claim for the indemnity during 2011 at which time the partnership recorded a $2.2 million loss within Other income (expense) — Other income (loss), net in the Consolidated Statements of Operations.  See Note 20 — Commitments and Contingencies — Legal Contingencies for further discussion regarding this claim.

Note 10 — Inventory

Inventory held for sale or exchange consisted of the following (in thousands):

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

	December 31, 2011			December 31, 2010			March 31, 2012
		Assets of			Assets of			Assets of
		Operations	Total		Operations	Total		Operations	Total
		Held	Carrying		Held	Carrying		Held	Carrying
	Total	For Sale	Value	Total	For Sale	Value	Total	For Sale	Value
Asphalt flux	$1,571	$(211)	$1,360	$1,938	$—	$1,938	$1,898	$(192)	$1,706
Propane	29,803	—	29,803	22,900	—	22,900	12,018	—	12,018
Normal butane	25,864	—	25,864	16,276	—	16,276	8,141	—	8,141
Natural gas	—	—	—	935	(935)	—	—	—	—
Natural gasoline	186	—	186	172	—	172	40	—	40
Crude oil	36,618	—	36,618	17,677	—	17,677	55,685	—	55,685
Other	1,140	—	1,140	309	—	309	241	—	241
Total inventory	$95,182	$(211)	$94,971	$60,207	$(935)	$59,272	$78,023	$(192)	77,831

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

The Partnership recorded non-cash charges of approximately $1.9 million, $47,000 and $9,000 for the years ended December 31, 2011, 2010 and 2009, respectively, related to the write down of predominantly NGL inventories to the lower of cost or market, primarily as a result of declines in commodity prices during these periods.  The Partnership recorded non-cash charges of approximately $1.4 million and $0.1 million for the three months ended March 31, 2012 and 2011, respectively, related to the write down of NGL inventories to the lower of cost or market, primarily as a result of declines in commodity prices during these periods.

Note 11 — Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

	December 31, 2011			December 31, 2010			March 31, 2012
		Assets of			Assets of			Assets of
		Operations	Total		Operations	Total		Operations	Total
		Held	Carrying		Held	Carrying		Held	Carrying
	Total	For Sale	Value	Total	For Sale	Value	Total	For Sale	Value
Land	$7,104	$(1,200)	$5,904	$4,532	$(91)	$4,441	$7,104	$(1,200)	$5,904
Transportation vehicles and equipment	26,278	(33)	26,245	20,475	(107)	20,368	28,188	(24)	28,164
Equipment	86,162	(7,973)	78,189	116,838	(48,259)	68,579	84,774	(4,471)	80,303
Buildings, terminals, improvements	33,321	(1,529)	31,792	103,554	(85,668)	17,886	32,612	(668)	31,944
Software	5,602	—	5,602	5,317	—	5,317	6,340	—	6,340
Construction in progress	10,817	—	10,817	7,489	(1,339)	6,150	12,924	—	12,924
	169,284	(10,735)	158,549	258,205	(135,464)	122,741	171,942	(6,363)	165,579
Accumulated depreciation	(44,245)	4,141	(40,104)	(36,299)	3,247	(33,052)	(47,643)	4,141	(43,502)
Total property, plant and equipment	$125,039	$(6,594)	$118,445	$221,906	$(132,217)	$89,689	$124,299	$(2,222)	$122,077

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Depreciation expense for the years ended December 31, 2011, 2010 and 2009 was $13.4 million, $11.1 million and $14.0 million, respectively.  The Partnership capitalizes interest on major projects during construction.  For the years ended December 31, 2011, 2010 and 2009 capitalized interest was $154,000, $108,000 and $4,000, respectively.  Depreciation expense for the three months ended March 31, 2012 and 2011 was $3.6 million and $ 2.7 million, respectively.  For the three months ended March 31, 2012 and 2011, capitalized interest was $106,000 and $0, respectively.

Note 12 — Goodwill and Intangible Assets

Goodwill

The Company tests its reporting units for impairment of goodwill in the third quarter.  See Note 2- Significant Accounting Policies. The change in the carrying amount of goodwill is as follows (in thousands):

			Three Months
			Ended
	Year Ended December 31,		March 31,
	2011	2010	2012
Beginning of period	$67,009	$67,688	$111,314
Purchase allocations	44,305	—	—
Impairment	—	(679)	—
End of period	$111,314	$67,009	$111,314

As further disclosed in Note 4 — Business Combinations, in June 2011 the Partnership completed the Marcum Acquisition.  In connection with this acquisition, the Partnership recognized $44.3 million of goodwill.

Due to unfavorable construction and low demand for asphalt products in Florida, operating profits and cash flows for Terminaling were much lower than expected during 2010, resulting in reduced earnings and cash flow forecasts for Terminaling.  Effective August 2010, a goodwill impairment loss of $0.7 million, representing the entire goodwill of Terminaling, was recognized and is reported within Discontinued operations — Loss from discontinued operations, net in the Consolidated Statements of Operations.  The fair value of Terminaling was estimated using the expected present value of forecasted future cash flows (Level 3).

Due to unfavorable commodity prices for natural gas, unfavorably wet weather conditions and increased competition in the water disposal and related water truck transportation business in Oklahoma, operating profits and cash flows for NCC were much lower than expected during 2009, resulting in reduced earnings and cash flow forecasts for NCC.  Effective August 2009, a goodwill impairment loss of $25.3 million, representing the entire goodwill of NCC, was recognized and reported within Discontinued operations - Loss from discontinued operations, net in the Consolidated Statements of Operations.  The fair value of NCC was estimated using the expected present value of forecasted future cash flows (Level 3).

Contingent Subordinated Units and Additional Goodwill

As part of the consideration for certain business combinations, the Partnership included in the offering price contingent consideration in the form of subordinated units which vest and convert to common units upon achievement of certain vesting conditions, or are forfeited if the vesting conditions are not met.  Depending upon the acquisition agreements, vesting conditions included attainment of certain technological targets or EBITDA targets.  These subordinated units convert to common units upon attainment of the vesting conditions.  The status of the subordinated unit contingent consideration as of and during the years ended December 31, 2011, 2010 and 2009 and the three months ended March 31, 2012 is as follows (in thousands, except for the number of subordinated units):

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

	Contingent Subordinated Units
	Number	Fair Value
Unvested — December 31, 2008	1,310,601	$23,595
Vested	(971,130)	(15,696)
Forfeited	(201,539)	(4,619)
Unvested — December 31, 2009	137,932	$3,280
Vested	—	—
Forfeited	—	—
Unvested — December 31, 2010	137,932	$3,280
Vested	—	—
Forfeited	(68,966)	(1,640)
Unvested — December 31, 2011	68,966	$1,640
Vested	—	—
Cancelled	(68,966)	(1,640)
Unvested — March 31, 2012	—	—

The purchase price for Barr Energy, LLC (acquisition date July 2007) included contingent consideration of 206,897 subordinated units of HSE with a grant date fair value of $23.78 per unit or $4.9 million.  As of July 31, 2009, one third, or 68,965 of the contingent subordinated units valued at $1.6 million related to the acquisition of Barr Energy, LLC had vested and their fair value was recognized as additional goodwill.

As of December 31, 2011 and 2010 the remaining contingent subordinated units outstanding are for the Barr Energy, LLC acquisition. In March 2012 in exchange for a payment of $5,000 by the Partnership, the remaining unvested contingent subunits were cancelled.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Intangible Assets

Intangible assets subject to amortization and the changes in the carrying value are as follows (in thousands):

	Gross Carrying Amount					March 31, 2012
	As of					Gross
	December 31,				Held for	Carrying	Accumulated
	2011	Additions	Impairments	Other	Sale	Amount	Amortization
Customer relationships	$57,688	$—	$—	$—	$—	$57,688	$31,855
Customer contracts	10,125	—	—	—	—	10,125	8,622
Non-compete agreements	6,727	—	—	—	—	6,727	6,512
Other intangible assets(1)	702	—	—	—	—	702	450
	$75,242	$—	$—	$—	$—	$75,242
Accumulated amortization	(45,436)	(2,003)	—	—	—	(47,439)
	$29,806					$27,803

	Gross Carrying Amount					December 31, 2011
	As of					Gross
	December 31,				Held for	Carrying	Accumulated
	2010	Additions	Impairments	Other	Sale(1)	Amount	Amortization
Customer relationships	$40,535	$20,000	$—	$—	$(2,847)	$57,688	$30,071
Customer contracts	10,125	—	—	—	—	10,125	8,446
Non-compete agreements	7,032	250	—	—	(555)	6,727	6,483
Other intangible assets	808	—	—	—	(106)	702	436
	$58,500	$20,250	$—	$—	$(3,508)	$75,242
Accumulated amortization	(39,850)	(7,835)	—	—	2,249	(45,436)
	$18,650					$29,806

(1)     “Held for sale” at December 31, 2011 represents intangibles owned by Terminaling.

	Gross Carrying Amount					December 31, 2010
	As of					Gross
	December 31,				Held for	Carrying	Accumulated
	2009	Additions	Impairments	Other(1)	Sale(2)	Amount	Amortization
Customer relationships	$41,069	$—	$(534)	$—	$—	$40,535	$25,126
Customer contracts	10,575	128	(9)	(450)	(119)	10,125	7,654
Non-compete agreements	7,171	—	(139)	—	—	7,032	6,630
Other intangible assets(1)	759	12,969	(1,095)	—	(11,825)	808	440
	$59,574	$13,097	$(1,777)	$(450)	$(11,944)	$58,500
Accumulated amortization	(32,203)	(8,490)	—	294	549	(39,850)
	$27,371					$18,650

(1)     “Other” at December 31, 2010 is a disposal of Ethanol’s sales contracts in connection with the Ethanol asset sale.

(2)     “Held for sale” at December 31, 2010 represents intangibles owned by Monroe.

The Partnership tests its finite lived intangible assets when circumstances or events occur that indicate a potential impairment, see Note 2 — Significant Accounting Policies.

In November 2010, certain long-lived assets and intangible assets of Monroe were remeasured to fair value in conjunction with the Partnership’s impairment evaluation for long-lived assets associated with the expected sale of Monroe.  As a result of the Partnership’s decision to sell Monroe, and indications of fair value less costs to sell from prospective buyers, the Partnership recognized an impairment charge on Monroe’s intangibles of $1.1 million, representing a portion of the unamortized balance of Monroe’s customer contracts and other intangible assets.  This is recorded in Discontinued operations - Loss on discontinued operations, net in the Consolidated Statement of Operations in 2010.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Due to the reasons discussed above under Goodwill, operating profits and cash flows for Terminaling and NCC were much lower than expected during 2010 and 2009, respectively, resulting in reduced earnings and cash flow forecasts.  Effective August 2010, the Partnership recognized an impairment charge of $0.7 million, representing a portion of the unamortized balance of Terminaling’s customer contracts, non-compete agreements and other intangible assets.  Effective August 2009, the Partnership recognized an impairment charge of $5.3 million, representing the entire unamortized balance of NCC’s customer relationships, customer contracts, non-compete agreements and other intangible assets.

The remaining intangible assets are expected to be amortized as follows (in thousands):

	Years Ending December 31
	Customer	Customer	Non-Compete	Other
	Relationships	Contracts	Agreements	Intangibles	Total
2012	$4,035	$400	$64	$35	$4,534
2013	2,856	577	63	25	3,521
2014	2,856	526	62	17	3,461
2015	1,478	—	26	14	1,518
2016	1,176	—	—	14	1,190
Thereafter	13,432	—	—	147	13,579
	$25,833	$1,503	$215	$252	$27,803

(1) Other intangibles consist primarily of patent costs associated with Anticline.

Amortization expense for the years ended December 31, 2011, 2010 and 2009 was $7.8 million, $8.5 million and $9.4 million, respectively.  As of December 31, 2011, the remaining amortization periods range from four to 25 years.  The weighted average remaining amortization period is approximately fourteen years.  Amortization expense for the three months ended March 31, 2012 and 2011 was $2.0 million and $1.9 million, respectively.

Note 13 — Investments in Unconsolidated Affiliate

Monroe Gas Storage Company, LLC

During the period January 1, 2009 through March 1, 2010 and prior, the Partnership applied the equity method of accounting to its interests in Monroe.  As discussed further in Note 4 — Business Combinations- Monroe Gas Storage Company, LLC, the Partnership gained control of Monroe effective March 1, 2010 and as of that date the Partnership discontinued the equity method of accounting for Monroe and the Partnership began reporting Monroe on a consolidated basis.  As of January 1, 2010 the Partnership owned a 70% interest in Monroe and the carrying value of the Partnership’s equity investment in Monroe was $40.8 million.

As of December 31, 2010 and December 31, 2009, the Partnership owned a 70% interest in Monroe.  During 2009, pursuant to several agreements, the Partnership attained additional membership interests in Monroe increasing its interest from 50% to 70% of Monroe’s Class A membership interests.

The Partnership sold all of its membership interest in Monroe in May 2011, as discussed further in Note 5 — Discontinued Operations, Dispositions and Held for Sale.

Note 14 — Asset Retirement Obligations

The Partnership’s asset retirement obligations are related to the wastewater disposal assets, crude oil lease automatic custody units, and prior to the sale of Monroe, its natural gas storage business, which have contractual and regulatory obligations to perform remediation and, in some instances, dismantlement and removal activities when the assets are abandoned.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

The following is a reconciliation of the changes in the Partnership’s asset retirement obligations from January 1, 2010 through March 31, 2012 (in thousands):

			Three Months
			Ended
	Year Ended December 31,		March 31,
	2011	2010	2012
Beginning asset retirement obligation	$1,166	$2,244	$1,552
Business combination(1)	176	1,524	—
Liabilities incurred	1,234	171	259
Liabilities disposed and paid(2)	(1,114)	(1,233)	(424)
Accretion expense	90	204	19
Held for sale(1)	—	(1,744)	—
Ending asset retirement obligation	$1,552	$1,166	$1,406

(1) “Business combination” and “Held for sale” at December 31, 2010 represents asset retirement obligations of Monroe.

(2) “Liabilities disposed and paid” represent asset retirement obligations of NCC which were retained and paid in 2011, and disposed of in the sale of NCC in 2010, respectively.

Because remediation activities are still in process at NCC, $0.4 million of the $1.4 million total asset retirement obligation related to NCC properties at March 31, 2012, is reported within Accrued liabilities and other, and $1.0 million is reported within Other long-term liabilities. At December 31, 2011, $0.5 million of the $1.6 million total asset retirement obligation related to NCC properties is reported within Accrued liabilities and other, and $1.1 million is reported within Other long-term liabilities.  The entire obligation at December 31, 2010 is reported within Other long-term liabilities.  At December 31, 2011 and 2010, there were no assets legally restricted for the purpose of settling asset retirement obligations.  The asset retirement obligation is reported as part of Other long-term liabilities in the accompanying Consolidated Balance Sheets.

As of December 31, 2011 and 2010, $0.5 million in cash of one of the Partnership’s water disposal subsidiaries was segregated into a highly liquid, short-term investment account to be used to fund that subsidiary’s estimated asset retirement obligations.  These amounts are reported in Other long-term assets in the accompanying Consolidated Balance Sheets.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Note 15 — Debt

Debt consists of the following (in thousands):

	December 31,		March 31,
Credit Facilities	2011	2010	2012

High Sierra Energy Credit Facility, 3.50% interest, due March 16, 2014.	$—	$—	$—

High Sierra Energy, LP Revolver Facility, 4.29% interest, paid in full March 2011.	—	35,000	—

Centennial Energy, LLC, Centennial Gas Liquids, ULC, High Sierra Crude Oil and Marketing, LLC and Asgard Energy, LLC as Co-Borrowers Revolver facility, 5.50% interest, paid in full March 2011.	—	8,029	—

Monroe Gas Storage Company, LLC Construction and Term Loan Facility, non-recourse to the Partnership, 5.54% interest, paid in full May 2011.	—	95,550	—

Petro Source Products, LLC (the former VIE) Revolver Facility, 9.0% interest, paid in full March 2011.	—	8,374	—

Total Borrowings under lines of credit		146,953	—
Borrowings included in Liabilities of operations held for sale	—	(95,550)	—

		51,403	—
Current liabilities - Borrowings under lines of credit	—	(23,090)	—

Total all Credit Facilities	$—	$28,313	$—

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

	December 31,		March 31,
Term Loans, Notes Payable and Capital Lease Obligation	2011	2010	2012

Term loan with variable interest of 4.30% at December 31, 2011. In addition to interest, quarterly payments of principal of $1.2 million are required through March 2013, thereafter $0.8 million through March 2014, at which time the remaining principal of $42.1 million plus accrued interest will become due in full. The loan is collateralized by substantially all of the assets of the Partnership and its subsidiaries. The loan was retired on June 19, 2012.	$51,535	$—	$49,472

Term loan with variable interest of 4.30% at December 31, 2011. In addition to interest, quarterly payments of principal of $1.5 million are required through March 2013, thereafter $1.0 million through March 2014, at which time the remaining principal of $51.8 million plus accrued interest will become due in full. The loan is collateralized by substantially all of the assets of the Partnership and its subsidiaries. The loan was retired on June 19, 2012.	63,428	—	62,771

Note payable with interest fixed at 3.76%. The note is related to an insurance policy, requires 9 monthly payments of principal and interest of $65,118, and matures February 2012. The notes were retired on June 19, 2012.	128	—	—

Capital lease obligation with interest fixed at 5.75%. The obligation is for a lease of water processing filtration equipment, requires monthly payments of principal and interest of $26,790, and matures December 2012.	312	—	211

Note payable with interest fixed at 7.33%. The note required monthly payments of principal and interest of $8,871, had an original maturity of November 2013 and was collateralized by certain High Sierra Sertco, LLC compressor equipment.(1)	—	279	—

Note payable with interest fixed at 5.83%. The note required monthly payments of principal and interest of $10,038, had an original maturity of February 2014 and was collateralized by certain High Sierra Sertco, LLC compressor equipment.(1)	—	356	—

Note payable with interest fixed at 2.92%. The note is related to an insurance policy, required monthly payments of principal and interest of $68,872. Paid in full April 2011.	—	204	—

Note payable with interest fixed at 5.96%. The note required monthly payments of principal and interest of $11,716, had an original maturity of January 2014 and was collateralized by certain High Sierra Sertco, LLC compressor equipment. (1)	—	395	—

	115,403	1,234	112,454
Less current portion of debt	(11,315)	(525)	(11,085)

Long-term debt, net of current portion	$104,088	$709	$101,369

(1) These notes were paid in full in February 2011.

High Sierra Credit Facility

On March 16, 2011 the Partnership and certain of its wholly-owned subsidiaries (“the Borrowers”) collectively entered into a credit facility agreement (the “Credit Facility”) with a syndicate of participating lenders (collectively “the Lenders”).  The Credit Facility provides for maximum borrowings of up to $215.0 million in the form of term loans, working capital loans, revolving credit facility loans or letters of credit, subject to the available borrowing base as defined.  The Credit Facility is secured by substantially all assets of the borrowers and requires compliance with certain financial and restrictive covenants.  Interest on borrowings under the Credit Facility is charged at the Bank Base Rate plus a margin, or the Eurodollar rate plus a margin that is based upon the Leverage Ratio of the Partnership, as defined, and as selected by the Partnership (the “Base Borrowing Rate”).

Interest on amounts borrowed under the Credit Facility term loans is at the Base Borrowing Rate plus a margin ranging from 4.0% to 4.5%, and is repayable in an amount equal to 1.875% of the initial aggregate principal amount, any accrued but unpaid interest due thereon, and any fees in respect thereof on the last day of each Fiscal Quarter, commencing with the fiscal quarter ending on June 30, 2011.  Interest on amounts borrowed under the working capital facility is at the Base Borrowing Rate plus a margin ranging from 2.5% to 4.0%.  Interest on amounts borrowed under the revolving credit facility is at the Base Borrowing Rate plus a margin ranging from 3% to 4.5%.

Letter of credit fees range from 3.25% to 4% depending upon the Leverage Ratio of the Partnership, and whether the letters of credit are working capital letters of credit or for other purposes.  Unutilized credit fees range from .625% to 0.75% on the unutilized portions of the working capital and revolving credit facilities.  Amounts borrowed under the working capital and revolving credit facilities are due and payable no later than March 16, 2014, the termination date of the Credit Facility.  The proceeds of the Credit Facility were

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

partially utilized to pay off the HSE Credit Facility, the Marketing Credit Facility and the PS Products Facility.  All three of these facilities were terminated, and no further borrowings or letters of credit are available under these facilities.

At March 31, 2012 there were $43.7 million of letters of credit outstanding under the Credit Facility. At December 31, 2011, there were $56.6 million of letters of credit outstanding under the Credit Facility.

In May 2011, the Partnership amended the Credit Facility (“Amendment No. 1”).  Among other changes, the Partnership obtained consent from the Lenders to acquire Marcum, and an additional $80 million term loan commitment (the “Marcum Term Loan”) under the Credit Facility (thereby increasing the maximum Credit Facility borrowings to $295 million).  Further, the Credit Facility term loan repayment schedule was amended to require repayment of the Marcum Term Loan in an amount equal to 1.875% of the initial aggregate principal amount, any accrued but unpaid interest due thereon and any fees in respect thereof on the last day of each Fiscal Quarter, commencing with the fiscal quarter ending on June 30, 2011.  In addition, High Sierra Water Services, LLC, a wholly-owned subsidiary formed to own and operate the acquired Marcum business, was added as a co-borrower to the Credit Facility.

Total letter of credit fees expensed under all facilities and reported in Interest expense in the accompanying Consolidated Statements of Operations were $2.7 million, $2.9 million and $1.1 million for the years ended December 31, 2011, 2010 and 2009, respectively.  Total letter of credit fees expensed under all facilities and reported in Interest Expense in the accompanying consolidated statements of operations were $0.5 million and $0.8 million for the three months ended March 31, 2012 and 2011, respectively.

The High Sierra Credit Facility was retired on June 19, 2012 upon completion of the merger with NGL Energy Partners LP, as described in Note 23 — Subsequent Events.

High Sierra Energy, LP Credit Facility

On June 1, 2007, HSE entered into a Revolving Credit Agreement (the “HSE Credit Facility” or the “Facility”) with a lending institution.  The borrowers included HSE and certain of its subsidiaries.  The HSE Credit Facility was amended and extended several times, with the most recent amendment, the Tenth Amendment, dated December 15, 2010.  The amended HSE Credit Facility provided for maximum borrowings of up to $45 million, and permitted letters of credit of up to $10 million under the HSE Credit Facility.  Interest on amounts borrowed under this credit facility ranged from 2.0% to 3.0% over Prime or 3.5% to 4.5% over LIBOR depending up the Consolidated Leverage Ratio of the Partnership, as defined.  As of December 31, 2010 the Partnership had outstanding letters of credit under the HSE Credit Facility of $4.0 million.

In March 2011, in connection with the Credit Facility, the HSE Credit Facility was paid in full.

High Sierra Energy Marketing Companies Credit Facility

In June 2005, Centennial, its wholly-owned Canadian subsidiary CGL, HSCOM and Asgard (collectively “the Co-Borrowers”) together with HS Marketing as guarantor, entered into a Credit Agreement (the “Marketing Credit Facility”) with a lending institution.  The Marketing Credit Facility permitted borrowings in the form of term loans, overdrafts, letters of credit or revolving loans for the purposes of (i) financing working capital requirements related to crude oil, natural gas, NGL’s, asphalt and petroleum products, (ii) funding payments due Fortis under any swap contracts as defined, or (iii) providing letters of credit.  The Marketing Credit Facility was amended several times, with the most recent amendment dated December 15, 2010.

The amended Marketing Credit Facility permitted maximum borrowings of up to $30.0 million, available either as letters of credit or cash borrowings.  Interest on borrowings, except for outstanding letters of credit, ranged from: (i) the greater of the Federal Funds Rate plus 0.50% per annum or the lender’s prime rate plus 2.25% per annum (the “Base Rate”), or (ii) the Fortis Offered Rate (“FOR Rate”) plus 3.75% per annum.  As of December 31, 2010 the Co-Borrowers had letters of credit of $14.8 million outstanding under the Marketing Credit Facility at 5.5% interest.

Monroe Credit and Term Loan Facility — Non-Recourse to the Partnership

In June 2008, Monroe closed on a Credit and Term Loan Facility (“Monroe Credit Facility”) with a bank and a syndicate of lenders which provided for a construction loan, converting to a term loan upon “substantial completion”, as defined, and certain other conditions.  In connection with the Monroe Credit Facility, Monroe entered into a Pad Gas Lease Agreement (the “Original Pad Gas Lease”), as further discussed in Note 20 — Commitments and Contingencies — Pad Gas Lease Agreements.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

The Monroe Credit Facility, as amended, provided for a construction loan commitment not to exceed $105 million.  Interest on the construction loan and upon conversion, the term loan, was based upon the Company’s maximum total debt to EBITDA ratio to a range of:  (i) Fortis’ prime rate plus a margin of 2.25% up to 4.25%, or (ii) LIBOR plus a margin of 3.25% up to 5.25%, at management’s option.  The repayment schedule, as amended, required quarterly payments of 1.5% of the principal amount outstanding under the Monroe Credit Facility commencing September 30, 2010, and at each quarter end thereafter.  In addition the Monroe Credit Facility required that the Monroe maintain a debt service reserve and restricted contingent cash accounts.  The terms of the amended Monroe Credit Facility also required maintenance of certain financial and other customary borrower covenants.  Amounts and obligations associated with the Monroe Credit Facility were secured solely by the assets of Monroe.

In connection with the sale of Monroe in May 2011, all amounts then due under the Monroe Credit Facility, were paid in full.

Monroe Interest Rate Swap Transactions

In November 2008, Monroe entered into an interest rate swap agreement for a five-year period as an economic hedge of the risk associated with the variable rate interest payments under Monroe’s Credit Facility.  The notional principal amount of the swap contract at inception was $45 million.  Pursuant to the swap agreement, Monroe paid 3.13% fixed interest and received LIBOR based variable interest from the swap counterparty (“swap 1 interest”).  The difference between the fixed and LIBOR based “swap 1” interest amounts was received or paid every three months in arrears commencing September 1, 2009.

In December 2008, Monroe entered into a second interest rate swap agreement for a five-year period as an economic hedge of the risk associated with the variable rate interest payments under Monroe’s Credit Facility.  The notional principal amount of the swap contract at inception was $15 million.  Pursuant to the swap agreement, Monroe paid 2.74% fixed interest and received LIBOR based variable interest from the swap counterparty (“swap 2 interest”).  The difference between the fixed and LIBOR based “swap 2” interest amounts was received or paid every three months in arrears commencing September 1, 2009.

In connection with the sale of Monroe and the repayment in full of the Monroe Credit and Term Loan Facility in May 2011, the interest rate swap agreements were terminated.

Petro Source Products Credit Facility

In August 2009, PS Products entered into a credit agreement with a bank (the “PS Products Facility”).  The PS Products Facility as amended provided for cash borrowings or letters of credit up to a maximum amount of $55.0 million.  PS Products paid an annual administrative fee of 2% of the maximum credit facility.  Interest was payable monthly at an annual rate of 9%.  The PS Products Facility was secured solely by substantially all assets of PS Products, guaranteed by certain PS Products members, and required compliance with certain financial covenants.  At December 31, 2010 there were $34.4 million of letters of credit outstanding under the PS Products Facility.

Interest incurred under the PS Products Facility was $.05 million, $0.1 million and $0.2 million for the years ended December 31, 2011, 2010 and 2009, respectively.  Letter of credit fees expensed during the years ended December 31, 2011, 2010 and 2009 were $0.7 million, $2.0 million and $0.4 million, respectively, and are reported in Interest expense in the accompanying Consolidated Statements of Operations.

In March 2011 in connection with HSE’s Credit Facility and HSCOM’s acquisition of PS Products, HSE provided a replacement letter of credit to the lender under the PS Products Facility for the existing letters of credit outstanding under the PS Products Facility at the acquisition date.

Extinguishment of Debt

In connection with a sale leaseback of its railcar fleet as discussed in Note 20 — Commitments and Contingencies — Sale Leaseback Transaction, the Partnership used $3.6 million of the sale proceeds to extinguish three notes payable.  In connection with the extinguishment of debt the Partnership paid $0.2 million of prepayment fees, which are reported in Other income, net in the Consolidated Statements of Operations for the year ended December 31, 2010.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Aggregate Maturities

The aggregate maturities of long-term obligations are as follows (in thousands):

As of
Years ending December 31,	March 31, 2012
2012	$8,366
2013	9,188
2014	94,900
$112,454

Note 16 — Equity Compensation Plan

The Partnership has an Equity Incentive Plan (the “Plan”), which provides for two separate equity programs, (i) the Unit Issuance Program and (ii) the Option Grant Program.  The Unit Issuance Program provides for awards of the Partnership’s common units, subordinated units, restricted units or phantom units, either through immediate purchase or as a bonus for services.  The Option Grant Program provides for the award of options to purchase limited partnership units of the Partnership, including common units, subordinated units, restricted units or phantom units.  The term of an option may not exceed ten years from the date of grant.  The Plan was amended in December 2011 to permit the award of restricted units and to clarify that equity awards would not have the same rights as common units to the extent provided in the award.

The Partnership Agreement was amended in May 2011 to clarify that unvested equity awards are not allocated profits and losses and in December 2011 to clarify that equity awards may be made in exchange for services.

Administration of the Plan has been delegated by the Board of Directors to the Compensation Committee (“Committee”).  The Committee may make awards to employees, non-employee members of the Board or non-employee consultants and other independent advisors.  The Committee has authority to determine the number of units or options awarded, the vesting conditions, the purchase or exercise prices for units or options awarded, respectively, the term and any other features of the awards.

The maximum number of units that may be issued over the term of the Plan is limited to no more than ten percent of the Partnership’s outstanding units on a fully diluted basis, not including the units issuable under the Plan.  Unvested units and options issued that subsequently fail to vest and are forfeited or cancelled are available for subsequent reissue under the Plan.  As of December 31, 2011, 2010 and 2009 the number of outstanding subunits, restricted units and unexercised options awarded under the Plan was 167,608, 247,074 and 217,457, respectively.  The Plan terminates upon the earlier of (i) ten years from adoption of the Plan, (ii) the date that all available units have been issued, or (iii) in connection with a merger, consolidation resulting in more than a 50% ownership change or a sale, transfer or disposition of substantially all of the Partnership’s assets or units.

Under the Unit Issuance Program, holders of common unit awards are entitled to full limited partner rights, including voting rights and the right to distributions.  Holders of unvested subordinated units and phantom units awarded under the Unit Issuance Program, and option holders under the Option Issuance Program do not have any such rights until the awards have vested.

Option Grants

In March 2006, options to purchase 5,000 common units were granted, which vest in equal annual 25% increments from the grant date, and expire six years from January 1, 2006, the effective date of grant.  Of these, 1,250 were exercised and another 1,250 were forfeited during 2007.  During the years ended December 31, 2007 through 2010, an additional 625 options vested in each year, and there were no exercises or forfeitures.  As a result there are no unvested option grants under the Plan as of December 31, 2011.  There have been no other option grants made by the Partnership. The Partnership computed the total fair value for these options using the Black Scholes option pricing model and the following weighted average assumptions:

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Approximate risk free rate	4.20%
Expected dividend yield	8.50%
Expected volatility	29%
Expected weighted average life	5 years
Exercise price	$21.18

Compensation expense for options was recognized on a straight-line basis over the related service period, adjusted for estimated pre-vesting forfeitures.

Unit grants

Subordinated, restricted and phantom units granted (collectively “Grant Units”) convert to common units upon vesting.  The units granted vest based upon employee service, and in some cases, based upon both employee service and achievement of performance targets, including targeted gross margin generated by the employee or a targeted distribution per limited partner unit.

Compensation expense related to Grant Units with only service-based vesting is recognized on a straight-line basis over the applicable vesting period.  Compensation expense for Grant Units with both service and performance based vesting is recognized beginning in the period management concludes it probable that the performance condition will be achieved, net of an estimate of pre-vesting forfeitures due to termination of employment prior to vesting.

The following table summarizes employee equity compensation activity by type of equity instrument for the years ended December 31, 2011, 2010 and 2009 and for the three months ended March 31, 2012.

			Subordinated and
	Options		Restricted		All Units
	Units	Fair Value	Units	Fair Value	Units	Fair Value

Unvested — January 1, 2009	1,250	$21.18	115,742	$18.08	116,992	$18.11
Granted	—		33,000	17.05	33,000	17.05
Vested	(625)	21.18	(55,717)	18.98	(56,342)	19.00
Forfeited	—		(16,000)	21.07	(16,000)	21.07

Unvested — December 31, 2009	625	$21.18	77,025	$17.30	77,650	$17.33

Granted	—		55,500	12.98	55,500	12.98
Vested	(625)	21.18	(25,883)	17.45	(26,508)	17.53
Forfeited	—		—	—	—

Unvested — December 31, 2010	—	$—	106,642	$15.04	106,642	$15.01

Granted	—		42,500	18.90	42,500	18.90
Vested	—		(43,833)	14.70	(43,833)	14.70
Forfeited	—		(9,167)	13.63	(9,167)	13.63

Unvested — December 31, 2011	—	—	96,142	$15.52	96,142	$15.52

Granted	—	—	650,000	18.61	650,000	18.61
Vested	—	—	(30,167)	15.37	(30,167)	15.37
Forfeited	—	—	—	—	—	—

Unvested — March 31, 2012	—	$—	715,975	$18.53	715,975	$18.53

Exercisable — March 31, 2012	2,500	$21.18			2,500	$21.18

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Total unit-based compensation recorded during the years ended December 31, 2011, 2010 and 2009 related to subordinated units, restricted units and options totaled $0.7 million, $0.7 million and $1.0 million, respectively.  Total unit-based compensation recorded during the three months ended March 31, 2012 and 2011 related to subordinated units, restricted units and options totaled $0.2 million and $0.1 million, respectively.  Compensation expense to be recognized in future periods related to the vesting of unvested subordinated and restricted units will be approximately $11.7 million over a weighted average period of 2.7 years, provided all performance and service conditions of the awards are met.  As of March 31, 2012, there were 719,844 units available for grant under the Plan.  In addition to the grants in the table above, the Partnership paid $5,000 in exchange for 68,966 unvested contingent subordinated units with a fair value per unit of $23.78 related to a business combination, which were then cancelled (see Note 12 — Goodwill and Intangible Assets).

On June 19, 2012, in connection with the merger with NGL Energy Partners, 645,833 of the subordinated and restricted units vested and 70,142 of the subordinated and restricted units were forfeited.

Note 17 — Equity

High Sierra Energy GP, LLC Members’ Equity

The ownership interests in the Company consist of membership interests, with each membership interest evidencing a specific interest in the Company during its existence and in its assets upon dissolution.  Generally, distributions paid by the Company are paid to the members on a pro rata basis in accordance with the membership interests held by each member.

High Sierra Energy, LP Partners’ Capital

Partners’ capital at March 31, 2012 consists of 14,684,863 common units outstanding, representing a 98% effective aggregate ownership interest in the Partnership and its subsidiaries after giving effect to the 2% general partner interest.

General Partner

The Company retains a two percent ownership interest in the Partnership.  In addition to managing all of the operations of the Partnership, the Company has the authority to, among other things, distribute the Partnership’s cash, and to acquire, dispose or mortgage any or all of the Partnership’s assets.  The Partnership reimburses the Company on a monthly basis for all direct and indirect expenses the Company incurs on its behalf, including rent.  For the years ended December 31, 2011, 2010 and 2009, and for the three months ended March 31, 2012 and 2011, amounts incurred by the Company on behalf of the Partnership were not significant.

Incentive Distribution Rights

Incentive Distribution Rights (“IDR’s”) are non-voting Limited Partner Interests issued to the Company that entitle the Company to receive incentive distributions if the amount distributed with respect to any quarter exceeds levels specified in the partnership agreement.  Under the quarterly incentive distribution provisions, the Company is entitled, without duplication, to 15% of amounts distributed in excess of $0.45 per unit, referred to as the minimum quarterly distribution (“MQD”), 25% of amounts distributed in excess of $0.5625 per unit, and 50% of amounts distributed in excess of $0.675 per unit.

Partnership Distributions

The Partnership may elect to distribute 100% of its available cash within 45 days after the end of each quarter to unit holders of record and to its general partner.  Available cash is generally defined as all cash and cash equivalents on hand at the end of each quarter, less reserves established by the Company for future requirements.

Per unit cash distributions on outstanding units and the portion of the distributions representing an excess over the MQD were as follows:

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

	Year Ended December 31,						Three Months Ended March 31,
	2011		2010		2009		2012
		Excess		Excess		Excess		Excess
	Distribution(1)	Over MQD	Distribution(1)	Over MQD	Distribution(1)	Over MQD	Distribution(1)	Over MQD

First Quarter	$—	$—	$0.6300	$0.1800	$0.6100	$0.1600	$0.30	$—
Second Quarter	$—	$—	$—	$—	$0.6100	$0.1600
Third Quarter	$0.1500	$—	$—	$—	$0.6300	$0.1800
Fourth Quarter	$0.3000	$—	$—	$—	$0.6300	$0.1800

(1) Distributions represent those declared in the applicable period.

Total distributions made to common unitholders and the Company were as follows (in thousands):

	Distributions Paid
		General	General
	Common	Partner	Partner
Year	Unitholders	Incentive	2%	Total
2012	$4,397	$—	$90	$4,487
2011	6,589	—	134	6,723
2010	9,257	452	183	9,892
2009	33,407	1,537	682	35,626

No distributions were made or for any of the four quarters during the year ended December 31, 2010.  The Partnership recommenced making cash distributions in August 2011.  On May, 15, 2012, the Partnership paid a distribution of $0.30 per unit to unitholders of record on March 31, 2012 for the period January 1, 2012 through March 31, 2012.  The total distribution paid was $4.5 million, including $4.4 million to common unit holders and $0.1 million paid to the Company for its general partner interest.

Common Unitholder Repurchase Right

In May 2011 the Partnership sold 385,000 common limited partner units to two investors at $26.00 unit, receiving cash proceeds of approximately $10.0 million.  The proceeds were used to partially fund the Marcum Acquisition.

The holders of these units have the right to require the Partnership to repurchase these units plus any unpaid distributions during the 90 day period following the earlier of May 13, 2014 or a change in control.  The repurchase price per unit is fixed at $32.75 per unit.  In addition, the Partnership has the right to purchase 77,000 of these common limited partner units from the unitholders for a repurchase price per unit of $26.00 plus an amount equivalent to 8% per annum as of the call date, plus unpaid distributions.  The Partnership’s repurchase right is effective beginning on the issuance date until the earlier of a change in control, an initial public offering or a transfer of the common limited partner units to another investor.

Note 18 - Significant Customers

The Partnership had one customer that accounted for approximately 17%, 18% and 20% of consolidated revenues for the years ended December 31, 2011, 2010 and 2009, respectively, and for 20% and 14% of consolidated revenues for the three months ended March 31, 2012 and 2011, respectively.  This same customer accounted for 14% and 22% of consolidated accounts receivable as of December 31, 2011 and 2010, respectively, and for 14% of consolidated accounts receivable as of March 31, 2012 and 2011.  One other customer of the Partnership accounted for 12%, 3% and 6% of consolidated revenues for the years ended December 31, 2011, 2010 and 2009, respectively, and for 9% and 6% of consolidated revenues for the three months ended March 31, 2012 and 2011, respectively.  This same customer accounted for 11% and 8% of consolidated accounts receivable as of December 31, 2011 and 2010, respectively, and for 1% and 6% of consolidated accounts receivable as of March 31, 2012 and 2011, respectively.  No other customers who accounted for greater than 10% of consolidated revenues or accounts receivable.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Note 19 — Related Parties

The Partnership transacts business with several related party entities. These related parties are owned and or operated by officers and or employees of the Partnership. Types of transactions with related parties include purchasing and selling product, purchasing transportation service, leasing of office and yard space, purchasing administrative and clerical services, dismantling of facilities, advancing funds to and from, purchasing of equipment services, purchases of engineering feasibility consulting services, purchases of project management services, purchasing pipeline transportation, purchases environmental remediation services and loans from/ to. The following table summarizes the activity with these related parties (in thousands):

				Three Months
				Ended
	Year Ended December 31,			March 31,
	2011	2010	2009	2012
Purchases of product, primarily crude oil	$63,770	$35,124	$25,877	$20,077
Sales of product, primarily crude oil	4,438	4,331	3,981	—
Purchases of transportation services	657	—	—	370
Rentals paid for office and facilities under lease agreements	41	88	386	3
Administrative and clerical service fees paid	372	36	1,595	122
Fees paid for equipment services	121	10	28	—
Engineering and feasibility consulting fees	142	11	1,573	139
Project management fees	163	2	—	125
Environmental remediation services costs paid	602	—	—	—

As of December 31, 2011 and 2010 the Partnership had payables of $6.7 million and $1.0 million, respectively, to these related parties, and as of December 31, 2011 and 2010, the Partnership had receivables of $0.5 million and zero, respectively, from these related parties.  As of March 31, 2012, the Partnership had payables of $7.9 million to these parties and receivables of $0.8 million from these parties.

Note 20 — Commitments and Contingencies

Offset to Outstanding Derivative Contracts

The Partnership maintains a minimum and measured exposure to commodity price risk through a combination of purchase and sale contracts and hedging policies.  A large percentage of our business is hedged by contracting on a “back-to-back” basis where physical purchases are matched with physical sales.  In those instances when the matching of physical transactions may be less than optimal, the Partnership utilizes financial hedges to lock-in margins.  Although the Partnership seeks to maintain an aggregate position that is balanced within our supply and logistics activities, the Partnership purchases crude oil, condensate, and NGLs from hundreds of locations and may experience net unbalanced physical positions for short periods of time as result of production, transportation and delivery variances.  All financial derivative positions have a direct physical offset.

Royalties

In connection with the purchase of AntiCline, the Partnership agreed to pay a 5% royalty if the technology acquired was used outside of the current leased property.  No royalties were incurred or paid during the years ended December 31, 2011, 2010 or 2009 under this commitment.  This provision terminated in March 2011 with the acquisition of the remaining membership interests in Anticline by the Partnership.

Operating Leases

The Company leases land, office space, and equipment under leases with varying expiration dates through 2017.  Rental expense for the years ended December 31, 2011, 2010 and 2009 was $21.4 million, $17.1 million and $14.7 million, respectively.  Rental expense for the three months ended March 31, 2012 and 2011 was $6.1 million and $4.6 million, respectively.  Future minimum rental commitments for the next five years and thereafter are as follows (in thousands):

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

Years Ending December 31,	As of March 31, 2012

2012	$23,049
2013	27,157
2014	23,351
2015	17,062
2016	16,124
Thereafter	39,725
$146,468

Sale Leaseback Transaction

In June 2010 a wholly-owned subsidiary of the Partnership entered into a sale leaseback of its fleet of railcars.  Proceeds from the sale were $8.1 million, which were utilized in part to retire three notes payable with aggregate outstanding principal and interest of $3.6 million.  The railcars had a carrying value of $2.6 million.  Of the total gain on sale of $5.6 million, the Partnership recognized $0.6 million as of the sale date within Other income (loss), net, and has amortized $0.5 million of the deferred gain as a reduction to rent expense during each of the years ended December 31, 2011 and 2010 within Operating expenses in the Consolidated Statements of Operations.  The current and noncurrent portions of the remaining unamortized deferred gain of $0.9 million and $2.5 million, respectively, are reported in Accrued liabilities and other and Other long term liabilities in the Consolidated Balance Sheet at December 31, 2011.

Under the lease agreement, the Partnership leased the railcars back from the purchaser for periods ranging from three to seven years.  Required minimum lease payments totaling $3.8 million are included in the future minimum lease rental commitments information above.  The obligations of the subsidiary under the lease are guaranteed by another of the Partnership’s wholly-owned subsidiaries.

Pad Gas Lease Agreements

On June 13, 2008, Monroe entered into a Pad Gas Master Lease Agreement (the “Original Pad Gas Lease”) with an affiliate of Fortis (the “Original Lessor”).  Under the Original Pad Gas Lease, Monroe agreed to lease 3,500,000 MMBtu’s of pipeline quality natural pad gas for injection into the project reservoir to provide reservoir pressures adequate to enable injection and withdrawal of natural gas from the reservoir.  Delivery of pad gas did not occur and the Original Pad Gas Lease was terminated during June 2009.  In connection with the termination of the Original Pad Gas Lease, Monroe paid $2.4 million to terminate the lease and novate certain related contractual commitments.

Simultaneous with the termination of the Original Pad Gas Lease, Monroe entered into a New Pad Gas Lease Agreement.  The New Pad Gas Lease required an initial upfront payment of $17.2 million at inception to secure delivery and to novate the prior contractual commitments associated with the prior lease.  The fair value of $7.6 million assigned to the New Pad Gas Lease was reported in Current assets — Assets of operations held for sale in the Consolidated Balance Sheets as of December 31, 2010, along with other held for sale assets.  Amortization expense recognized within Loss from discontinued operations, net was $3.1 million for the year ended December 31, 2010.  During November 2010, the Partnership recognized an impairment charge of $0.7 million within Loss from discontinued operations, net, representing a portion of the unamortized balance of the New Pad Gas Lease.

During May 2010, pursuant to an agreement related to the contractual gas delivery schedule, Monroe agreed to pay the lease counterparty $0.9 million as compensation for losses incurred as a result of Monroe’s actual vs. scheduled acceptance of gas under the terms of the New Pad Gas Lease.  On June 9, 2010, Monroe took delivery of the entire remaining pad gas in exchange for a cash payment of $1.2 million in full settlement of Monroe’s obligation, which is reported within Loss from discontinued operations, net in the Consolidated Statements of Operations.

Legal Contingencies

The Partnership is subject to a variety of risks and disputes, and is a party to various legal proceedings in the normal course of its business.  The Partnership maintains insurance policies in amounts and with coverage and deductibles as it believes reasonable and prudent.  While it is not possible to predict the outcome of the legal actions with certainty, management is of the opinion that

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

appropriate provisions and accruals for potential losses associated with all legal actions have been made in the consolidated financial statements.

In February 2012, the Partnership, several of its subsidiaries and other unaffiliated parties, were notified of a claim for wrongful death and failure to maintain adequate safety precautions.  At this time, the Partnership is not able to determine what amount, if any, for which it might ultimately be held liable.  In March 2012, a vehicle collided with a truck owned and operated by the Partnership, which resulted in a fatality.  At this time, the Partnership is not able to determine whether it will be held liable for this incident.  The Company believes that the amount of its liability for these incidents, if any, would be covered under existing insurance coverage.

During January 2012, the purchaser of Asgard (“Purchaser of Asgard”) notified the Partnership of a claim of a breach in representation by the Partnership, because the Partnership did not disclose the existence of certain alleged swap and option transactions with a third party that occurred prior to the sale of Asgard to Purchaser of Asgard.  The Partnership claims that it did not enter into these alleged transactions and is disputing the claims.  Purchaser of Asgard is seeking indemnification from the sellers (the Partnership and its partner in Asgard) for losses it may sustain.  The Partnership believes that the maximum amount being claimed is $2.7 million; however, in any event that the maximum liability of the sellers is $1.6 million under the purchase and sale agreement, and the Partnership’s share of any loss is limited to 75% of the total loss.  The Partnership believes the allegations made by the Purchaser of Asgard are without merit and intends to vigorously defend against the alleged claims.

In November 2011, the purchaser of Monroe (“Purchaser of Monroe”) notified the Partnership of a claim of breach of contract in connection with the Partnership’s sale of Monroe, which closed on May 31, 2011.  Purchaser of Monroe claimed that the gas storage reservoir that was sold in conjunction with the sale of Monroe contained over two and one half Bcf of natural gas less than what the Partnership had represented during the sales process; Purchaser of Monroe claimed that, as a result, it has sustained a financial loss, including excess operating and capital costs, of between $10 million and $20 million.  The Partnership’s share of total escrowed sales proceeds remained in escrow pending settlement.  See Note 23 — Subsequent Events, for additional information regarding this settlement.

In September 2010, Pemex Exploracion y Produccion (“Pemex”) filed a lawsuit against a number of defendants, including the Partnership.  Pemex alleges that the Partnership and the other defendants purchased condensate from a source that had acquired the condensate illegally from Pemex.  The Partnership does not believe that it had knowledge at the time of the purchases of the condensate that such condensate would later be alleged to have been sold illegally.  The proceedings are in an early stage, and as a result, the Company cannot reliably predict the outcome of this litigation.  The Partnership believes that it has good defenses and also believes that, in the event of an adverse outcome, its total exposure is not expected to be material to the Company.  However, future adverse rulings by the court could result in material increases to the maximum potential exposure.  The Partnership recorded an accrued liability during the three months ended March 31, 2012, based on its best estimate of the low end of the range of probable loss.

In May 2010, two lawsuits were filed in Kansas and Oklahoma by numerous oil and gas producers (the “Associated

Producers”), asserting that they were entitled to enforce lien rights on crude oil purchased by the Partnership.  These cases were subsequently transferred to the United States Bankruptcy Court for the District of Delaware, where they are pending.  These claims relate to the bankruptcy of SemCrude, L.P.  The Associated Producers are claiming damages against all defendants in excess of $72 million and assert that the Partnership’s allocated share of that is in excess of $2.1 million.  The parties are in the discovery phase of the cases and no trial date has been set.

During 2009, the Partnership filed lawsuits against the former owners of NCC that claim the prior owners operated NCC imprudently subsequent to the Partnership’s acquisition of NCC, and violations of certain provisions of the purchase agreement.  The defendants filed a motion for arbitration, which was denied and was appealed to the state Court of Civil Appeals.  The motion for arbitration was awarded by the Court of Civil Appeals and was upheld by the Oklahoma State Supreme Court.  In June 2011 the Partnership and the prior owners of NCC (collectively the “parties”) reached a settlement and mutually agreed to release each other from all claims.  Among other things, the parties agreed to distribute unsettled escrow equally to each party in the amount of $0.5 million, and in addition the prior owners agreed to relinquish all rights, title and interest in 76,389 common LP units previously held as of the settlement date.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

In July 2009, HSCOM sold a bankruptcy claim it had against SemCrude LP to SilverPoint Capital Partners, LLC (“SPCP”) for $3.5 million.  Under the related sales agreement, if the claim was subsequently disallowed or impaired, in whole or in part, SPCP is entitled to sell the impaired portion back to HSCOM under certain conditions.  Those conditions have occurred and HSCOM negotiated a settlement with SPCP in February 2012 in the amount of $2.2 million, including interest, HSCOM recorded the settlement within Other Income (expense) — Other income (loss), net in the accompanying Consolidated Statement of Operations for the year ended December 31, 2011.  In a related matter, as a result of settlement of all remaining priority claims with SemGroup, HSCOM received a payment of $443,000 in March 2012.

In early 2011, IC-CO, Inc. and W.E.O.C., Inc. filed an action in the United States District Court for the Eastern District of Oklahoma against J. Aron & Company.  The claims asserted in the IC-Co action are identical to those asserted in the Samson and Associated Producers actions.  IC-CO and W.E.O.C. sought recovery of sums they were owed for crude oil they had sold and not been paid for.  The amount of their claims is relatively small, approximately $80,000.  However, their Complaint also seeks Class Action Certification status on behalf of all other producers located in the State of Oklahoma.  The Company believes it has meritorious defenses to the claims, including those which it has raised in the Associated Producers action and that the IC-CO claims are now barred by applicable statute of limitations.

Centennial and HSCOM settled a claim alleging injection of nonconforming crude oil into a crude oil pipeline during 2009 with payment in the amount of $0.5 million which was reported within General and administrative expenses in the Consolidated Statements of Operations during 2009.

During July 2008, there was a fatal accident at one of the Partnership’s water facilities that resulted in the death of an employee while the employee was performing routine job responsibilities.  The family of the employee filed a substantial certainty claim under Oklahoma law against the Partnership in July 2009.  This claim was settled in February 2011.  The amount of the claim that was not covered by the Partnership’s insurance was $0.2 million, which was recognized as General and administrative expenses in the Consolidated Statement of Operations during 2010 and paid to the employee’s family in March 2011.

In July 2008, the Partnership executed an agreement to sell the majority of the methyl tertiary butyl ether (“MTBE”) plant assets to a third party.  During 2009, the Partnership received a final payment due of $0.4 million and title of the asset transferred to the purchaser.  In connection with the dismantlement, relocation and rebuilding of the MTBE plant, the Partnership was involved in a dispute with a construction contractor.  In March 2009, the contractor agreed to pay to the Partnership $0.3 million, and the Partnership agreed to pay the contractor $0.2 million in full settlement of all claims.

One of the Partnership’s facilities is operating with all but one of the required permits.  The Partnership has applied for the permit, which is necessary for ongoing operations.  The Partnership has been informed by the State of Wyoming that it has fulfilled all of the obligations necessary to receive the permit; however, the Partnership believes that denial of the permit application could adversely affect operations.  The Partnership has continued to communicate with the State of Wyoming about the status of the permit.  The Partnership believes that the permit will be granted, but is unable to determine the timing of any action by the State of Wyoming.

Note 21 — Employee Benefits

In March 2007 the Partnership adopted the High Sierra Shared Services, LLC 401(k) & Profit Sharing Plan (the “Plan”).  Employees of the Partnership and its subsidiaries over 18 years of age are eligible to participate in the Plan upon completion of 60 days of service.  The Partnership may make discretionary matching contributions of 50% of the first 6% of participating employee compensation.  The Partnership may also make additional discretionary profit sharing contributions.  The Partnership elected to make discretionary matching contributions of 3% of an eligible employee’s salary to all eligible employees’ 401(k) plan accounts for the years ended December 31, 2011 and 2009 and the three months ended March 31, 2012.  The Partnership did not elect to make a discretionary matching contribution for the year ended December 31, 2010.

The Partnership made contributions of approximately $0.5 million, $0.9 million and $1.2 million during the years ended December 31, 2011, 2010 and 2009, respectively, and $0.3 million and $0.1 million during the three months ended March 31, 2012 and 2011, respectively.  In addition, the Partnership made discretionary profit sharing contributions of $0.5 million for eligible participants to the Plan during the first quarter of 2012 and none during the first quarter of 2011.

High Sierra Energy GP, LLC and Subsidiaries

Notes to the Consolidated Financial Statements - Continued

As of December 31, 2011 and 2010 (audited) and March 31, 2012 (unaudited), and

For the Years Ended December 31, 2011, 2010 and 2009 (audited), and

For the Three Months Ended March 31, 2012 and 2011 (unaudited)

The Plan was amended effective January 1, 2012.  Among other changes, the discretionary matching contribution was changed to 100% of the first 1% of participating employee eligible compensation and 50% of the next 5% of participating employee compensation.

Note 22 — Income Taxes

Current income tax expense of $0.4 million and $1.2 million are reported in Income tax expense (benefit) in the Consolidated Statements of Operations for the three months ended March 31, 2012 and 2011, respectively. Deferred income tax (benefit) of $(0.9) million is reported in Income tax expense (benefit) in the Consolidated Statements of Operations for the year ended December 31, 2011.  Current and deferred income tax (benefit) of $(0.2) million and $(1.4) million, respectively, is reported in Income tax expense (benefit) in the Consolidated Statements of Operations for the year ended December 31, 2010.  Current and deferred tax expense of $0.5 million and $1.6 million, respectively, is reported in Income tax expense (benefit) in the Consolidated Statement of Operations for the year ended December 31, 2009.  Deferred tax (benefit) and expense for the years ended December 31, 2011, 2010 and 2009 resulted from a deferred tax liability and asset, respectively, for unrealized gains and losses recognized by CGL, the Partnership’s Canadian subsidiary.  The deferred tax asset amounts are reported in Prepaids and other assets, while the liability amounts are reported in Accrued liabilities and other in the Consolidated Balance Sheets at December 31, 2011 and 2010.

The Partnership does not have any material unrecognized tax benefits associated with uncertain tax positions.

Note 23 — Subsequent Events

The Company evaluated subsequent events through September 4, 2012, the date the financial statements were issued.

Credit Facility Covenant Waiver

In March 2012, the Partnership and the Credit Facility lenders determined that there was noncompliance with a restrictive covenant under the Credit Facility.  The restrictive covenant requires perfection of security interests in collateral property, and the Partnership had not perfected a security interest on a property with a cost of approximately $4.6 million.  On March 30, 2012 the Partnership was granted a waiver permitting the Partnership a period of ninety days to cure the covenant violation.  The credit facility was retired on June 19, 2012.

Monroe Settlement

As a result of continuing settlement negotiations, the Partnership and the Purchaser of Monroe reached an agreement in principle to settle the alleged claims made by the Purchaser of Monroe, as discussed above in Note 20 — Commitments and Contingencies — Legal Contingencies.  The Partnership’s total settlement amount was $3.6 million (net of the working capital settlement described below), of which $1.9 million was recorded as a loss during the year ended December 31, 2011, and of which $1.7 million was recorded as a loss during the three months ended March 31, 2012.

In addition to the above, the Partnership and the Purchaser of Monroe have also agreed in principle to finalize the working capital adjustment, discussed in Note 5 — Discontinued Operations, Dispositions and Held for Sale — Monroe, whereby the Partnership is to receive approximately $0.3 million, representing the Partnership’s portion of the working capital adjustment amount.

Sale of High Sierra Terminalling

On May 31, 2012, the Partnership completed the sale of High Sierra Terminalling, LLC to an officer of the Company in exchange for $2.5 million in cash, subject to a working capital adjustment of $0.2 million. As a result of the sale, the Company recognized an impairment of the Terminalling assets held for sale as of March 31, 2012 in the amount of $5.4 million, which is reported within Loss from discontinued operations, net in the accompanying Consolidated Statement of Operations for the three months ended March 31, 2012.

Acquisition

On May 22, 2012 the Partnership completed the purchase of a group of companies involved in the crude oil gathering, trucking, and waste water disposal businesses, in exchange for an aggregate cash payment of $23.4 million, subject to customary adjustments for working capital and certain capital expenditures.

Merger with NGL Energy Partners LP

On June 19, 2012, the Company completed a merger with NGL Energy Holdings LLC whereby the Company became a wholly-owned subsidiary of NGL Energy Holdings LLC.  The members of the Company received consideration of $50 million in cash and ownership interests in NGL Energy Holdings LLC.  Concurrent with this merger, the Partnership completed a merger with NGL Energy Partners LP, whereby the Partnership became a wholly-owned subsidiary of NGL Energy Partners LP.  The partners of the Partnership received consideration of $194.2 million in cash (inclusive of payments made by NGL Energy Partners LP to settle certain of High Sierra Energy, LP’s long-term debt and other obligations) and 18,018,468 common units in NGL Energy Partners LP.  Upon completion of the merger, the Partnership retired all of its term loans and notes payable.